Exhibit 10.2
DEVELOPMENT MANAGEMENT AGREEMENT
THIS DEVELOPMENT MANAGEMENT Agreement (this “Agreement”), is made as of July 17, 2015 (the “Effective Date”), by and between STREAM REALTY PARTNERS-DFW, L.P., a Texas limited partnership (“Developer”), and FARMER BROS. CO., a Delaware corporation (“Tenant”).
RECITALS:
A.    Pursuant to that certain Lease Agreement dated as of the Effective Date by and between WF-FB NLTX, LLC, a Delaware limited liability company (“Landlord”), as landlord, and Tenant, as tenant (the “Lease”), Tenant is the lessee of a tract of land containing 28.132 acres located at the northeast corner of Interstate 35 and State Highway 114 in the Town of Northlake, Denton County, Texas, as more particularly described in Exhibit A attached hereto (the “Property”). Pursuant to the Work Letter attached as Exhibit “D” to the Lease (the “Work Letter”), Tenant desires to construct a corporate headquarters office facility, coffee lab, manufacturing facility and distribution center consisting of approximately 539,448 square feet of improvements, as shall be further described in the Approved Plans (defined herein) (collectively, the “Project”). The Lease grants to Tenant an option to purchase the Project (the “Purchase Option”).
B.    Tenant desires to retain the services of Developer to manage, coordinate, represent, assist and advise Tenant on matters concerning the pre-development, development, design, entitlement, infrastructure, site preparation and construction of the Project, and Developer desires to provide such services, as more particularly described herein and subject to the terms and conditions of this Agreement. All duties, services and obligations to be performed by Developer in furtherance of the foregoing and pursuant to the terms and conditions of this Agreement (as more particularly described in Section 2) shall be referred to herein as the “Services”.
AGREEMENT:
NOW THEREFORE, in consideration of the foregoing, of the mutual promises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1.	APPOINTMENT OF DEVELOPMENT MANAGER
1.1.    Appointment. Tenant hereby appoints Developer, and Developer hereby accepts such appointment, to act as Tenant’s development manager for the Project and to provide the Services, subject to the terms and conditions of this Agreement, as an Independent Contractor.
1.2.    Term. The term of this Agreement (the “Term”) shall commence on the Effective Date and shall continue until the later of (a) Final Completion of the Project and (b) payment in full to Developer of the Development Fee, the Additional Fee and all other fees payable to Developer under this Agreement, unless sooner terminated in accordance with Section 6 of this Agreement.

1.3.    Status of Transaction as of Effective Date; Early Termination of Agreement. As of the Effective Date, Tenant and Developer have not agreed upon (nor have Tenant and the counterparties executed, as applicable) the Approved Plans, the Approved Project Budget, the Approved Project Schedule, the Scheduled Completion Date, the Construction Contracts (including the General Contract) or the Contract Documents (all of the foregoing items being sometimes collectively referred to herein as the “Project Commencement Items”). The Preliminary Plans, Preliminary Project Budget and Preliminary Project Contract Schedule and other references herein to “preliminary” items that, when finally agreed upon, will become Project Commencement Items are for informational purposes only and are not binding on Tenant or Developer. Promptly after the full execution and delivery of this Agreement, Tenant and Developer, each acting reasonably and in good faith, in consultation with each other and other parties involved in the design and construction of the Project, shall diligently proceed to finalize and mutually agree upon the Project Commencement Items. Notwithstanding anything herein to the contrary, if despite such diligent, reasonable and good faith efforts on or before January 31, 2016 (the “Outside Date”), (i) Tenant and Developer have not mutually approved the Project Commencement Items (and all documents comprising the Project Commencement Items have not been fully executed by Tenant and the counterparties thereto), (ii) an unconditional building permit for the construction of the Project has not been issued by the Town of Northlake, and (iii) Tenant has not given the General Contractor a notice to proceed to commence work under the General Contract (collectively, the “Project Commencement Conditions”), then each of Tenant and Developer, if such party has used diligent, reasonable and good faith efforts to satisfy the Project Commencement Conditions, shall have the right to terminate this Agreement at any time after the Outside Date by giving at least five (5) Business Days’ prior written notice of such termination to the other party. If Tenant or Developer terminates this Agreement pursuant to this Section 1.3, then the following provisions shall apply:
1.3.1.    Tenant shall pay the Additional Fee (as defined herein) in full to Developer within ten (10) days after the date of termination, regardless of whether such termination was elected by Tenant or Developer; provided, that the Additional Fee shall not be payable to Developer if the failure of the Project Commencement Conditions was caused by (a) Developer’s having acted in bad faith in its efforts to timely satisfy the Project Commencement Conditions, (b) Developer’s failure to perform the Services or its other obligations in accordance with the terms of this Agreement, if and to the extent such Services are capable of being performed prior to the satisfaction of the Project Commencement Conditions, provided Tenant has sent a notice of default to Developer under Section 6.2 prior to the Outside Date and such default has not been cured on or before the earlier of the cure period applicable thereto or the Outside Date, or (c) Tenant’s abandonment of development of the Project because it has reasonably determined that the development of the Project is not feasible due to adverse conditions or circumstances affecting or relating to the Property.
1.3.2.    Tenant and Developer agree that if this Agreement is terminated by either party under this Section 1.3 and the Additional Fee is payable to Developer under Section 1.3.1, the Additional Fee shall be deemed to be liquidated damages and not a penalty due to the difficulty in determining the loss suffered by Developer in having agreed the transactions contemplated by sale of the Property to Landlord, the lease of the Property to

Tenant pursuant to the Lease, and the terms of this Agreement. Tenant and Developer acknowledge that they have read and understand the provisions of the foregoing liquidated damages provision and agree to be bound by its terms.
1.3.3.    Within ten (10) days after the date of termination, Tenant shall pay (or reimburse Developer for) any unpaid or unreimbursed Project Costs incurred by Developer for which Developer is entitled to reimbursement hereunder.
1.3.4.    No Development Fee or other fee shall be payable to Developer.
1.3.5.    Upon such termination and payment of the Additional Fee and Project Costs to Developer, this Agreement shall terminate, and the parties hereto shall have no further rights or obligations hereunder except for any rights or obligations that expressly survive the termination or expiration of this Agreement.
1.4.    Tenant-Contracted Parties and Improvements. As described below, the parties currently anticipate that Tenant will enter into a design-build agreement with EMJ Corporation (“EMJ”) as design-builder of the Project, and that accordingly, under Developer’s supervision and oversight as set forth herein, EMJ Corporation will (a) engage the Design Consultants, engineers, subcontractors, vendors and most others involved in the Project, and (b) construct the Project. Notwithstanding the foregoing; however: (a) Tenant has directly engaged Faithful + Gould (“Faithful + Gould”) to act as Tenant’s owner’s representative with respect to the Project; (b) Tenant has directly engaged The Haskell Company (“Haskell”) to design, construct and install certain mechanical, electrical and plumbing improvements and machinery related to manufacturing and distribution center operations in the manufacturing facility to be constructed as part of the Project (the “Industrial Design-Build Improvements”); and (c) Tenant shall have the right to directly engage other Design Consultants, Contractors, vendors and consultants to perform services in connection with the Project. As used in this Agreement, “Tenant-Contracted Parties” means any such Design Consultants, Contractors, vendors and consultants (i) who are engaged directly by Tenant, including Faithful + Gould and Haskell but excluding Developer and EMJ, and (ii) whose remuneration or compensation is not contained in the Preliminary Project Budget or Approved Project Budget, as applicable. Any services or work provided by any Tenant-Contracted Parties are referred to herein as the “Tenant-Contracted Work” and any improvements to be constructed or furniture, fixtures or equipment to be installed by the Tenant-Contracted Parties (including without limitation the Industrial Design-Build Improvements) are collectively referred to herein as the “Tenant-Contracted Improvements/FF&E”).

2.	SERVICES
2.1.    General Requirements of Engagement. Developer’s general responsibility hereunder as Tenant’s development manager shall be to manage, arrange, supervise and coordinate the planning, design, entitlement, permitting, development, construction, and completion of the Project, and to take such actions as Tenant may reasonably request within the scope of Developer’s responsibilities in this Agreement. Without limiting the generality of the foregoing, in discharging its general responsibility hereunder with respect to the development of the Project, Developer shall perform and discharge the following specific responsibilities, subject to the terms of this Agreement:

2.1.1.    Developer shall use commercially reasonable efforts (i) to cause the construction of the Project to be prosecuted by the General Contractor substantially in accordance with the Approved Plans and in compliance with the Approved Project Schedule and such contractual obligations of Tenant under the General Contract and the Work Letter, and (ii) to cause the General Contractor to achieve Final Completion of the Project on or before the Scheduled Completion Date (subject to Tenant Delays and delays caused by Force Majeure Events) and at a cost, including the Developer Compensation, not to exceed the total Project Costs set forth in the Approved Project Budget plus the actual aggregate cost of change orders permitted by Section 2.7.4 below or otherwise approved by Tenant.
2.1.2.    Developer shall diligently and faithfully perform the Services in accordance with (a) the terms and conditions of this Agreement, and (b) the standard of care exercised by highly qualified commercial office and industrial developers experienced in the development of best in class campus projects of comparable character, size, scale and complexity as the Project.
2.1.3.    Developer shall comply with all Applicable Legal Requirements required for the performance of the Services by Developer and shall use commercially reasonable efforts to cause all Design Consultants and Contractors to comply with all Applicable Legal Requirements relating to the construction of the Project. “Applicable Legal Requirements” means all zoning, land use, health, safety and other laws, ordinances, statutes, codes, orders or regulations of governmental or quasi-governmental authorities, and all restrictive covenants, declarations, easements or other private restrictions, applicable or relating to the Services or the Project.
2.1.4.    Developer shall maintain in good standing all licenses, permits, approvals, and authorizations required under Applicable Legal Requirements for Developer’s performance of any of the Services.
2.1.5.    Developer shall provide adequate and experienced personnel to perform all of the Services, including, without limitation, support staff for accounting, reporting and administrative services, and make its knowledge, expertise and resources available to Tenant in connection with the Project. Developer shall from time to time designate, subject to Tenant’s reasonable approval, an individual as “Project Manager” having direct responsibility as Project Manager for the Project. Such Project Manager must have substantial experience in managing the development and construction of large office and industrial projects comparable to the Project. The initial Project Manager shall be Albert Jarrell. Mr. Jarrell may not be voluntarily replaced or reassigned by Developer during the Term. If Mr. Jarrell’s employment with Developer and its Affiliates terminates, or if Mr. Jarrell dies or becomes incapacitated, Project Manager shall immediately (and in no event later than five (5) days thereafter) provide a qualified replacement Project Manager, subject to the prior written approval of Tenant, such approval not to be unreasonably withheld, conditioned or delayed. Such replacement Project Manager, may, but need not be, an employee of Developer or Affiliate and may instead be engaged by Developer as a consultant or independent contractor.

2.1.6.    Other than the Tenant-Contracted Improvements/FF&E, Developer shall supervise the design and construction of the Project, including all buildings constructed as a part of the Project and all off-site improvements and on-site common area improvements, such as site preparation and grading, above-ground and underground utility systems, parking lots, surface improvements, lighting, roads, and landscaping, in each case substantially in accordance with the Approved Plans. Tenant shall be solely responsible for supervising the design and construction of the Tenant-Contracted Improvements/FF&E; provided, however, Developer will work with Tenant, the Tenant-Contracted Contractors and their and representatives, including, without limitation, to facilitate the incorporation and timely completion of the Tenant-Contracted Improvements/FF&E into the Project. Tenant must timely identify and inform Developer of all modifications to the shell building required by any Tenant-Contracted Improvements/FF&E. Subject to the foregoing, Developer shall be responsible for all coordination efforts concerning design or construction whereby any instruments of service, reports or actual construction work performed by or on behalf of Tenant through any consultant, designer or contractor retained and supervised directly by it are coordinated with the instruments of service, reports or actual design or construction work performed through any consultant, designer or contractor supervised by Developer.
2.1.7.    Developer shall ensure that all work (if any) contracted for by Developer for the design and construction of the Project shall be at arms’ length market rates and in accordance with this Agreement. Developer will secure and credit to the Tenant, and not receive or retain for itself, all discounts, rebates or commissions obtainable with respect to purchases, service contracts and other transactions regarding the Project.
2.1.8.    Developer shall assist Tenant in selecting and retaining the professional services of, and coordinating the services and reports of, surveyors, environmental consultants, geotechnical consultants, civil engineering consulting consultants, other special consultants and testing laboratories.
2.1.9.    In the event of a default by a Design Consultant, Contractor or other party providing services in connection with acquisition, design or construction the Property or the Project, Developer shall assist Tenant in connection with the enforcement of applicable warranty and contract rights, including, as necessary, providing information and testimony as requested by Tenant regarding document negotiations, field meetings, project administration and other Project matters, with any actual out of pocket costs incurred in connection therewith to be borne by Tenant.
2.1.10.    Notwithstanding anything herein to the contrary, (i) Developer’s responsibilities under this Agreement with respect to the Services consist solely of advising and consulting with Tenant in connection with certain matters pertaining to the work for the Project, and monitoring and coordinating the activities of the design and engineering professionals, contractors and other third parties on behalf of Tenant, and (ii) Developer is not itself preparing any design or engineering plans or specifications or performing any of the construction or furnishing any of the materials required for the construction of the Project; and accordingly, if and to the extent Developer performs the Services in accordance with this Agreement, Developer shall not be liable for the professional services rendered, plans, designs or specifications provided, construction work performed, or materials furnished in connection with the construction of the Project.
2.1.11.    Notwithstanding anything herein to the contrary, Developer shall not be required to provide any Services other than coordination pursuant to Section 2.1.6 with respect to any Tenant-Contracted Improvements/FF&E or the design, construction or installation thereof.
2.2.    Project Design.
2.2.1.    Design Consultants. Gensler will be the architect for the finish-out of the corporate headquarters office space and RGA Architects will be the architect for remainder of the Project other than the Tenant-Contracted Improvements/FF&E. Gensler and RGA Architects are sometimes collectively referred to as the “Architects”. Haskell will be the architect (under a design-build agreement) for the Industrial Design-Build Improvements. Developer shall coordinate and supervise the work of the Architects and any and all other design consultants of the Project other than any Tenant-Contracted Parties as necessary for the completion of the Project, including, without limitation, other architects, engineers, designers, landscape architects, Office FF&E consultants, interior decorators, etc. (each, including Architect but excluding Interiors Architect, “Design Consultant”, and collectively, including Architect but excluding Interiors Architect, “Design Consultants”). Developer will consult with Tenant and Tenant’s counsel in Tenant’s negotiation of the engagement of Design Consultants to provide review solely from a development and construction management perspective but will not provide legal assistance or advice to Tenant in connection with such negotiations or otherwise, and any contracts to be entered into with Design Consultants (“Design Contracts”) shall be subject to Tenant’s approval in its sole discretion and shall be entered into by Tenant. Alternatively, one or more of the Design Consultants may be engaged by the General Contractor if the General Contract is a design-build agreement as provided herein. Developer shall use commercially reasonable efforts to advise Tenant on an ongoing basis regarding the necessity for additional Design Consultants, or regarding necessary or advisable amendments, terminations and/or other modifications to existing agreements with Design Consultants.
2.2.2.    Preliminary Plans. Attached hereto as Exhibit B are preliminary plans for the Project, including the Tenant-Contracted Improvements/FF&E (the “Preliminary Plans”). The Preliminary Plans reflect the best information available to, and the current intentions of, Tenant and Developer with respect to the design of the Project as of the Effective Date.
2.2.3.    Approved Plans. Developer shall coordinate with the Architect the preparation of final architectural and construction plans for the Project (other than for the Tenant-Contracted Improvements/FF&E), including, without limitation, all design related elements to be incorporated into the Project, which will be made available to Tenant for its review and approval (and which shall not be deemed approved unless and until Tenant has approved the same in writing) (such approved plans, the “Approved Plans”).

Notwithstanding anything herein to the contrary, the Approved Plans shall not include the Tenant-Contracted Improvements/FF&E. Developer shall consult with Tenant from time to time regarding necessary or advisable alterations, additions, deductions or other changes to the Approved Plans, and if approved by Tenant, shall coordinate the preparation of any such revisions to the Approved Plans. The initial Approved Plans and any modification thereto shall be subject to Tenant’s prior written approval in its sole discretion. The Approved Project Budget shall not be updated or amended except as permitted in Section 2.7.4 herein. The Approved Project Schedule shall not be updated or amended except as permitted in Section 2.6.3 herein to reflect Force Majeure Events or Tenant Delays.
2.3.    Entitlements. Developer shall timely submit all necessary plans, applications and other materials required by governmental authorities for review and approval, if any. Developer shall use commercially reasonable efforts to obtain all necessary entitlements, permits and approvals for the development of the Project in accordance with the Approved Plans from any governmental agencies having jurisdiction over the Project, including, without limitation, any agency’s approvals with respect to the plans for zoning, civil engineering, architectural, mechanical, electrical and plumbing systems and building permits for construction of the Project (collectively, “Entitlements”). Developer shall coordinate and review all Entitlement requirements and procurement with Design Consultants and Contractors.
2.3.1.    Meetings. Developer shall provide Tenant with at least five (5) Business Days’ notice (or, to the extent such prior notice cannot be practicably given, then Developer shall provide Tenant with as much advance notice as is practicable) of any meetings with governmental agencies. Developer shall use commercially reasonable efforts to schedule all meetings and discussions with governmental agencies regarding material matters affecting Entitlements for the Project in a manner that a representative of Tenant may participate in such meetings.
2.3.2.    Compliance. Developer shall use commercially reasonable efforts to facilitate timely compliance and satisfaction of all Entitlement conditions and to cause all such conditions and requirements to be incorporated into the Project contracts as necessary and to the Tenant’s reasonable satisfaction.
2.3.3.    Authority. Notwithstanding anything to the contrary in this Agreement, Developer shall not execute or otherwise agree to bind the Property with respect to any Entitlements or any exactions imposed by governmental agencies in connection with such Entitlement unless approved by Tenant in writing. Nothing herein shall preclude Tenant from future delegations of authority or responsibility, provided that any such delegation must be in writing and signed by Tenant to be effective.
2.3.4.    Environmental Remediation. Developer shall make recommendations to Tenant regarding the retention of environmental consultants and other professionals for the purposes of investigating and monitoring any environmental matters concerning the Property and effectuating any environmental remediation required by Applicable Legal Requirement or by Tenant. In connection with any environmental remediation approved by Tenant, Developer shall coordinate, oversee and monitor all environmental remediation work

(including, without limitation, any work regarding soils and/or storage tanks) conducted at the Property. Developer is not an expert with respect to the detection, control, handling, removal or supervision of activities related to “Hazardous Substances” (as defined by any Applicable Legal Requirements). In no event will Developer make an independent determination as to the presence or absence of Hazardous Substances, or whether the Property is in violation or compliance with any Applicable Legal Requirements. Developer shall have no responsibilities with respect to such Hazardous Substances other than to cooperate in Tenant’s (or its contractors’ or agent’s) efforts in evaluating and implementing any environmental remediation work approved by Tenant and/or claims against third parties with respect to environmental matters.
2.4.    Engagement of General Contractor and other Contractors.
2.4.1.    Construction Contracts. Developer consult with and assist Tenant regarding Tenant’s entry into an agreement or agreements for the construction of the Project (other than for the Tenant-Contracted Improvements/FF&E) (each, a “General Contract”) with EMJ as a general contractor (“General Contractor”), provided that the entry into such General Contracts shall be subject to the prior written consent of Tenant, and no changes to the General Contract shall be permitted without Tenant’s prior written consent. At the election of Tenant, the General Contract may be a design-build agreement whereby the General Contactor engages one or more of the Design Consultants and enters into the Design Contracts. The General Contractor and any other contractors engaged by Tenant to provide materials, supplies and/or services with respect to the construction of the Project, as, for example, contracts with franchise utility companies for the relocation or construction of utilities, are sometimes herein individually referred to as “Contractor” and collectively referred to as “Contractors”. Any contracts or agreements between Tenant and any Contractors with respect to the Project are collectively referred to herein as the “Construction Contracts”. Developer will consult with Tenant and Tenant’s counsel in Tenant’s negotiation of the engagement of the Contractors to provide review solely from a development and construction management perspective but will not provide legal assistance or advice to Tenant in connection with such negotiations or otherwise. For the avoidance of doubt, the contract or contracts for the Tenant-Contracted Improvements/FF&E shall not be deemed “Construction Contracts” and the contractors thereunder shall not be deemed “Contractors”.
2.4.2.    Contract Requirements. The Construction Contracts shall be subject to Tenant’s prior written approval and shall be entered into by Tenant.
2.4.3.    Bids. Developer shall coordinate the preparation of bid documents and Construction Contract documents (from a construction/development perspective but not a legal perspective) (which documents shall be on the applicable AIA form unless otherwise required by Tenant) for the Project by consulting with Tenant and Design Consultants regarding drawings and specifications as they are being prepared, and recommending alternative solutions whenever Developer believes that design details may affect construction feasibility, cost or schedules.

2.4.4.    Contract Documents. The contracts that establish the rights and obligations of the parties engaged in design or construction of the Project, including without limitation, the Approved Plans, the Design Contracts and Construction Contracts (including any addenda, general conditions or certifications thereto), all written amendments (e.g., change orders), work change directives and field orders pursuant to the Construction Contracts, and the Design Consultants’ written interpretations and clarifications issued on or after the date of the Construction Contracts, are sometimes collectively referred to herein as the “Contract Documents”. Any Contract Document (other than the Approved Plans) shall be on the applicable AIA form unless otherwise required by Tenant and shall be entered into by Tenant.
2.5.    Project Budget.
2.5.1.    Preliminary Project Budget. Attached hereto as Exhibit C is a preliminary budget for Landlord’s cost to acquire the Property, all pre-development costs and all costs to be incurred in the construction of the Project (the “Preliminary Project Budget”). The Preliminary Project Budget reflects the best information available to, and the current intentions of, Tenant and Developer with respect to the costs and expenses expected to be incurred to acquire the Property and develop the Project as of the dates thereof.
2.5.2.    Approved Project Budget. Developer shall prepare, together with and for approval by Tenant, and in consultation with Architect, Design Consultants, and General Contractor, the overall budget for Landlord’s cost to acquire the Property, all pre-development costs incurred as of the Effective Date and to be incurred prior to commencement of construction, and all costs to be incurred in the construction of the Project (including, without limitation, the cost of construction, equipment, design fees, project management fees, and any and all other hard costs, soft costs and other expenses associated with the construction and development of the Project) (collectively, “Project Costs”), which budget shall be consistent with the Approved Plans (the “Approved Project Budget”). Developer may, without Tenant’s consent, (i) reallocate up to ten percent (10%) of any line item of Development Costs in the Approved Project Budget if Developer believes that actual or anticipated savings in such line item should allocated to other line items constituting Development Costs in the Approved Project Budget, and (ii) use up to ten percent (10%) of the funds in the contingency line item for the payment of Development Costs in the Approved Project Budget; provided, Developer will describe such reallocation or use in reasonable detail in the next Monthly Report. Tenant’s written consent will be required for other line item reallocations or uses of the contingency line item, however, such consent, will not unreasonably withheld, conditioned or delayed. If Tenant does not give consent to any line item reallocation or use of the contingency line item Tenant must explain the reasons therefor in reasonable detail and suggest an alternative way to fund, reduce or avoid the expense that Developer has proposed to fund by such reallocation or use. The Parties acknowledge that Developer’s compensation for Services under this Agreement is dependent on the amount of the Approved Project Budget. Accordingly, Developer and Tenant acknowledge and agree that the Approved Project Budget shall not be updated, amended, or otherwise increased except as permitted in this Section 2.5.2 or in Section 2.7.4. On the Effective Date, Tenant shall reimburse Developer for any Project Costs that have not previously been reimbursed to Developer by Tenant pursuant to that certain letter agreement dated April 10, 2015 between Developer and Tenant. Notwithstanding anything to the contrary in Section 12.1, requests for consents or approvals, and any resulting consents or approvals granted, under this Section 2.5.2 may be given and received by email without any obligation to send such request, consent or approval by any other method of delivery.
2.5.3.    Development Costs. As set forth in Sections 2.7.5 and Section 4.1 below Developer’s obligation to fund Development Cost Overruns and the calculation of the Development Fee are based on Development Costs rather than Project Costs. “Development Costs” means all Project Costs other than: (a) any costs or expenses of Landlord’s or Tenant’s acquiring the Property (including, without limitation, the purchase price, closing costs, taxes, fees, or other similar transactional expenses); (b) any costs or expenses incurred in connection with the Tenant-Contracted Improvements/FF&E; (c) all costs or expenses of financing or leasing the Property, the Project or any portion thereof (including, without limitation, debt service, rent, closing costs, taxes, fees, or other similar transactional expenses); (d) any amounts designated in any Approved Project Budget for contingencies unless and until such amounts are actually applied to Project Costs; (e) the Developer Compensation or Developer’s overhead; and (f) any operating revenues, operating expenses or cash flow shortfalls.
2.6.    Project Contract Schedule.
2.6.1.    Preliminary Project Contract Schedule. Attached hereto as Exhibit D is a preliminary schedule for the acquisition of the Property and construction of the Project (the “Preliminary Project Contract Schedule”). The Preliminary Project Contract Schedule reflects the best information available to, and the current intentions of, Tenant and Developer with respect to the timeline expected in connection with the acquisition of the Property and development of the Project as of the Effective Date.
2.6.2.    Approved Project Schedule. Developer, in consultation with the General Contractor and Design Consultants, shall prepare for Tenant’s approval a schedule for the preconstruction and construction phases of the Project (the “Approved Project Schedule”) that integrates the services of Contractors, Design Consultants and other third parties for the preparation of all design documents, the processing of all Entitlements and other governmental approvals, environmental remediation activities, the pre-purchasing of materials and equipment, the commencement of construction, and the attainment of designated milestones by the appropriate contractors and for the Project in general, including, without limitation, (a) the commencement of material grading and other site work on the Property in accordance with Entitlements and Approved Plans for the Project (the “Construction Commencement Date”), (b) the filing of the final plat of the Property and obtaining all permits necessary for construction of the Project; (c) the occurrence of Substantial Completion; and (d) the occurrence of Final Completion (the “Scheduled Completion Date”). Notwithstanding the foregoing or anything else herein to the contrary, all milestones included in the Approved Project Schedule (i) shall only be reasonable estimates of certain stages and components of the construction process, and (ii) shall not create any obligation on, or otherwise be binding upon, Developer or cause Developer to be in default under this Agreement if any milestone does not occur on the applicable specified date; provided, that the failure of Final Completion of the Project to occur not later than the Scheduled Completion Date may cause Developer to incur delay damages as provided in Section 2.7.17. Upon approval by Tenant and Developer, the Approved Project Schedule shall be signed titled as such, and shall be signed and dated by Tenant and Developer. No other schedule published by or on behalf of Developer shall be titled “Approved Project Schedule” unless it is a contractual update, agreed to in writing and signed and dated by both Tenant and Developer.
2.6.3.    Modification of the Approved Project Schedule. The Parties acknowledge that a portion of Developer’s compensation under this Agreement is dependent on Developer’s causing the Final Completion of the Project prior to the Scheduled Completion Date. Accordingly, Developer shall not amend the Approved Project Schedule except to reflect Force Majeure Events and Tenant Delays. In the event that any portion of the preconstruction or construction phases of the Project are delayed for reason other than Force Majeure Events and Tenant Delays, Developer shall prepare, in consultation with the Contractors, and circulate to Tenant and the Contractors, a project schedule indicating the anticipated date on which the material milestones are estimated to occur, in order to provide Tenant with an accurate account of the actual progress and anticipated completion of the Project; however, Tenant’s approval or acceptance of such modified schedule shall in no manner affect or amend the Approved Project Schedule or the date of the Scheduled Completion Date unless Tenant otherwise agrees in writing or unless a Force Majeure Event or Tenant Delay occurs.
(a)    “Tenant Delay” means any delay in achieving Final Completion or otherwise in the Approved Project Schedule if and to the extent such delay is caused by:
(i)    Tenant’s (A) failure to respond to any written request by Developer for an approval or decision by Tenant under this Agreement that is not made or given by Tenant within five (5) Business Days after such written request (together with reasonable supporting information or materials adequate to enable Tenant to make an informed decision) is provided by Developer to Tenant, or (B) failure to make a representative available for a meeting or call as may be required or scheduled under this Agreement or otherwise necessary in connection with the preparation or completion of any Contract Documents, or in connection with the performance of the work thereunder, within three (3) Business Days after written request therefor;
(ii)    a change order initiated by the Tenant under Section 2.7.4(d) or any other Change Order requested, initiated or approved by Tenant (but only if Developer advised Tenant in writing that such change order, if so requested, initiated or approved by Tenant, will cause a Tenant Delay);

(iii)    any amendment or modification to any Contract Document by Tenant, or any modification or waiver of, or consent to any delay in, the performance by any counterparty under any Contract Document or any deadline under such Contract Document;
(iv)    any default by Tenant under this Agreement, including without limitation Tenant’s failure to timely provide funds to pay when due all obligations of Tenant in connection with the construction and development of the Project, including all obligations of Tenant to Developer under this Agreement;
(v)    the failure of Tenant to obtain the approval of Landlord for any matter required to be approved by Landlord pursuant to the Lease or Work Letter within five (5) Business Days after Developer’s written request therefor and provision of supporting information or materials to Tenant that are adequate to enable Landlord to make an informed decision;
(vi)    the failure of Landlord to approve any matter required to be approved by Landlord pursuant to the Lease or Work Letter within five (5) Business Days after Developer’s written request therefor and provision of supporting information or materials to Tenant that are adequate to enable Landlord to make an informed decision, or the failure of Landlord to execute, acknowledge and deliver any document, as the fee owner of the Property, required for the construction and development of the Project contemplated by this Agreement, within five (5) Business Days after written request therefor and provision of supporting information or materials to Tenant that are adequate to enable Landlord to make an informed decision, as, for example and not by way of limitation, the plat of the Property, utility easements and documents required by governmental authorities;
(vii)    any amendment to the Lease or Work Letter that was not requested or approved by Developer;
(viii)    any act or omission by Tenant, Tenant’s agents, employees, contractors, subcontractors, representatives, consultants or independent contractors, including, without limitation, any Tenant-Contracted Parties involved in the design, construction or installation of the Tenant-Contracted Improvements/FF&E; or
(ix)    the design, construction of the Tenant-Contracted Improvements/FF&E (including, without limitation, the timely incorporation of the Tenant-Contracted Improvements/FF&E into the Project).
Notwithstanding anything to the contrary in Section 12.1, requests for consents or approvals, and any resulting consents or approvals granted, under this Section 2.6.3(a) may be given and received by email without any obligation to send such request, consent or approval by any other method of delivery.
Notwithstanding the foregoing, no act or omission that would otherwise constitute an Tenant Delay will be considered an Tenant Delay unless notice of the delay is given by Developer to Tenant within ten (10) days after Developer first becomes aware of the delay caused by the applicable event.
(b)    “Force Majeure Event” means any of the following: strike, lockout, fire or other casualty, material or labor shortage, inclement weather (beyond weather days included in the Approved Project Schedule) and the consequences thereof, condemnation, riots, insurrections, acts of terrorism, war, civil disturbances, revolts, insurrections, acts of God or other events beyond the reasonable control of Developer or General Contractor; provided that Developer shall deliver to Tenant written notice of the occurrence of the applicable event within ten (10) days after Developer first becomes aware of the delay caused by the applicable event.
2.7.    Construction.
2.7.1.    Construction Management. Upon Developer’s obtaining the Entitlements and Tenant’s approval of the Approved Plans, the Construction Contracts, the Approved Project Budget and the Approved Project Schedule, Developer shall use commercially reasonable efforts to cause the Contractors to prosecute the construction of the Project pursuant to the Construction Contracts in accordance with the Entitlements, substantially in accordance with the Approved Plans, the Approved Project Budget, the Approved Project Schedule (subject to Tenant Delays and delays caused by Force Majeure Events), the Contract Documents, the Work Letter and Applicable Legal Requirements. Without limiting the foregoing Developer shall coordinate and manage construction administration procedures, including, without limitation meetings, inspections, preparation of reports and applications for payment.
2.7.2.    Coordination.
(a)    Developer shall provide administrative, management and related services as required to supervise and coordinate work of each Design Consultant and Contractor to complete the Project substantially in accordance with the Approved Plans and in accordance with the Entitlements, the Approved Project Budget, the Approved Project Schedule, the Contract Documents, Work Letter and Applicable Legal Requirements. Developer shall use commercially reasonable efforts to obtain for the Tenant performance required from each Design Consultant and Contractor pursuant to the applicable Contract Documents, but Developer shall not be required to commence any legal or other enforcement action. When requirements of the Contract Documents are not being fulfilled by any Contractor or Design Consultant, Developer shall consult with Tenant regarding possible courses of action to be taken by Tenant. Developer shall at all times cooperate with all advisors, consultants and other persons engaged by Tenant in connection with the Property and/or the Project, including, without limitation, Faithful + Gould.
(b)    Developer shall develop and implement a centralized reporting system so that communication among Contractors and General Contractor, and between Tenant, Landlord, any lender and General Contractor is monitored by Developer, including the distribution of the Approved Plans, shop drawings, requested and approved change orders, field changes and other Project documents generated by Design Consultants or Contractors, and shall at all times monitor and confirm that a current and complete set of documents related to the construction of the Project is maintained by Developer.
(c)    Developer shall schedule and conduct weekly preconstruction and construction progress meetings with appropriate Contractors and Developer, as Tenant’s representative, to discuss procedures, progress, problems, and scheduling; and prepare and distribute, or cause to be prepared and distributed, to Tenant and Contractors notes of each such meeting describing all matters discussed, decisions reached, and tasks assigned (it being understood and agreed that Developer shall provide advance notice of such meeting(s) to the Tenant (and, if required by Landlord or any lender, to Landlord and such lender and/or their consultants) and permit Tenant or a representative of the Tenant (and, if applicable, Landlord or any lender) to attend such meeting(s)).
(d)    Developer shall coordinate the receipt of certificates of completion or the applicable equivalent for the Project, and receipt of final copies of the Entitlements.
2.7.3.    Monitoring. Developer shall schedule and conduct preconstruction, construction and progress meetings to discuss such matters as procedures, progress, problems and scheduling. Developer shall provide regular monitoring of the Construction Contracts and the progress thereunder relative to the Approved Project Budget and the Approved Project Schedule, and provide the Monthly Report, and any other monitoring and/or reports reasonably required by Landlord or any lender. Developer shall use commercially reasonable efforts to monitor the work of each Contractor to confirm the work is being performed in accordance with the requirements of the Construction Contracts and other Contract Documents. Developer shall keep Tenant reasonably informed of the status of the Project and any material deviation by any Design Consultant and/or Contractor in the performance of such Design Consultant’s or Contractor’s work from the Approved Project Schedule, the applicable Contract Documents and/or Applicable Legal Requirements, and make recommendations to Tenant with respect to possible alternative courses of action if any Design Consultant or Contractor fails to perform such Design Consultant’s or Contractor’s work in accordance with the Approved Project Schedule. Further, Developer shall request that the Design Consultants, General Contractor and other Contractors perform the inspections and testing required by the Tenant if permitted by the Contract Documents. If Developer reasonably suspects or discovers the existence of any construction defects or any Contractor’s failure to comply with the applicable Contract Documents, Developer promptly notify Tenant in writing. If requested by Tenant, or if the Tenant suspects that a construction defect exists or that a Contractor has failed to comply with the applicable Contract Documents, Developer shall coordinate special testing of such defective and/or noncompliant work (whether or not such work at that time is fabricated, installed or completed) and assist Tenant in causing such defects and/or noncompliance to be corrected by the applicable Contractor. Subject to review by Architect or Tenant, Developer shall recommend that Tenant reject work that the Architect tells Developer, or that Developer otherwise knows or suspects, does not conform to the requirements of the Construction Contracts or the Contract Documents.
2.7.4.    Change Orders. Developer shall not amend the Approved Plans or utilize a change order except upon the terms and conditions set forth in this Section 2.7.4. Except for Minor Field Changes and Code Compliance Changes (each as defined below), if Developer desires to amend or modify the Approved Plans or utilize a change order, Developer shall provide ten (10) Business Days’ prior written notice to Tenant (each, a “Change Notice”). The Change Notice shall specify the proposed change to the Approved Plans, the amount of any cost increases or cost decreases in connection with such proposed change and other relevant information to permit Tenant to evaluate the proposed amendment, modification or change order and the actual or potential effect upon the Project. Tenant, in its sole discretion, may approve of any proposed amendment, modification or change order set forth in the Change Notice, by providing Developer with written notice of such approval within ten (10) Business Days after Tenant’s receipt of such Change Notice (the “Approval Notice”). Notwithstanding anything herein to the contrary, Developer may make Minor Field Changes and Code Compliance Changes in the Approved Plans without the consent of Tenant.
(a)     As used herein, the term “Minor Field Changes” means any changes to the Approved Plans which satisfy all of the following conditions and requirements: (i) the change shall not involve any substitution or elimination of materials; or if it does involve material substitution, the substituted materials are of equal or superior quality, durability and appearance to the materials which are being replaced, and the substitution shall not materially change the appearance or use of the Project; (ii) the change shall not diminish the value or utility of the Project or the mechanical, structural or architectural integrity thereof; and (iii) the change shall not require any change or modification to or amendment of the building permits issued by the applicable governmental authority for construction of the Project.
(b)    “Code Compliance Changes” means any changes in the Approved Plans which are required by any governmental agency in connection with its review and inspection process and which also comply with the requirements set forth in clauses (i), (ii) and (iii) of Section 2.7.4(b) above with respect to Minor Field Changes.

(c)    Notwithstanding anything to the contrary contained in this Section 2.7.4, in no event may Developer amend the Approved Plans or utilize change orders in any manner which (i) would modify, change or otherwise alter the foundations of the Project, (ii) does not meet or exceed the requirements set forth in the Approved Plans, (iii) would affect or change the aesthetics of the Property or design of the Project (other than in a de minimis fashion), (iv) would delay the Final Completion of Project by more than five (5) days beyond the time set forth in the Approved Project Schedule, (v) does not comply with all Applicable Legal Requirements, and/or (vi) would require the consent of any Landlord or any lender. Developer shall enter into any change order which Tenant may request in writing so long as such change order is reasonably acceptable to Developer.
(d)    Any increased costs attributable to a change order requested by Tenant and any change order requested by Developer if Tenant’s approval of such change order expressly states that such change order increases the Approved Project Budget, shall increase the Approved Project Budget on a dollar-for-dollar basis. Minor Field Changes and Code Compliance Changes shall not increase the Approved Project Budget unless Tenant otherwise approves in writing.
2.7.5.    Development Cost Overruns. If as of Final Completion, Development Costs have been paid in excess of the total amount of the Approved Project Budget, excluding excess Development Costs caused by Force Majeure Events and/or any of the events listed in the definition of “Tenant Delay” in Section 2.6.3(a) (collectively, “Development Cost Overruns”), then, subject to the limitation on liability set forth in Section 2.7.18, Developer shall be responsible for payment of an amount equal to the excess, if any, of (a) the amount of such Development Cost Overruns, over (b) any amounts that are either paid by Contractors to Tenant as a result of such Development Cost Overruns or are given by such Contractors as a credit to Tenant against amounts that would otherwise be owed by Tenant to such Contractors as a result of such Development Cost Overruns. Developer will be subrogated to the rights of Tenant under each Construction Contract if and to the extent Developer is required to pay any amounts under this Section 2.7.5 and pursuant to the terms of such Construction Contract the Contractor is obligated to pay or provide a credit to Tenant for such amount. Tenant shall not amend any Construction Contract to reduce, modify or delete (nor shall Tenant waive) any obligation of the Contractor thereunder to pay or provide a credit to Tenant for such amount or if such amendment would otherwise prejudice or adversely affect Developer’s right of subrogation under this Section 2.7.5.
2.7.6.    Applications for Payment.
(a)    Developer shall receive and prescreen all invoices and payment request applications submitted by Contractors, consultants and others, and obtain (or monitor the obtaining of) all appropriate lien waivers from Contractors and all other providers of goods or services who could be entitled to assert a lien against the Project. Developer shall perform or arrange for performance of all inspections necessary to verify that the work covered by such billings has been performed.

(b)    Using formats and procedures established by the Tenant, Landlord and/or any lender, Developer shall submit to the Tenant, Landlord and any lender not more than once monthly (unless sooner required by Landlord or any lender), draw requests containing all information reasonably required by Tenant, Landlord and/or any lender (“Draw Requests”), and accompanied by a written recommendation from Developer for each payment requested, certifying, to Developer’s knowledge, the performance of the work, the appropriateness of Contractor’s payment request and the receipt of all necessary lien waivers.
(c)    Developer shall maintain and update a job cost system to record the expenses of the Project in accordance with standard industry practices for the same. Developer shall cause the payment of (or, if Developer is not permitted to cause the same to be paid pursuant to the terms hereof, Developer shall alert the Tenant to the required payment of) all amounts properly due to Design Consultants and Contractors in accordance with such respective parties’ contract in a timely fashion. In addition to any monthly or other periodic reporting required pursuant to this Agreement, Developer shall provide any additional information regarding disbursement records, invoices, bills and such other supporting documentation as Tenant may reasonably request.
2.7.7.    Inspections upon Completion. Developer shall inspect or cause the inspection of the Project after the completion of construction through the period of all applicable warranties from the General Contractor, and provide services in connection with evaluating potential warranty claims. Developer’s obligations under this Section 2.7.7 shall survive the Term.
2.7.8.    Project Close-Out. Prior to Final Completion, Developer shall oversee and assist with the final close-out of all project documentation as required to achieve Final Completion in accordance with Section 2.7.12 hereof, including reviewing the appropriateness of all payments made under any Construction Contract. Developer’s obligations under this Section 2.7.8 shall survive the Term.
2.7.9.    Plan Ambiguities. Developer shall consult with Architect, any Design Consultants and Tenant if any Contractor requests interpretations of the meaning and intent of the drawings and specifications, and assist in the resolution of questions that may arise. In collaboration with the Design Consultants, Developer shall recommend procedures for expediting the processing and approval of shop drawings, product data, samples and other submittals from Contractors.
2.7.10.    Correspondence. Developer shall promptly respond to any questions received in writing (which may include e-mail) from the Tenant regarding the Project work and/or the progress of construction, construction methods and related matters in connection with the Project.
2.7.11.    Storage; Start-up. Developer shall exercise commercially reasonable efforts to cause Contractors to conform to the terms of the applicable Construction Contract regarding the delivery and storage, protection and security for purchased materials related to the construction of the building improvements, systems and equipment which are a part of the Project, until such items are incorporated into the Project. Developer shall monitor Contractors’ checkout of utilities, operational systems and equipment for readiness and Contractors’ initial start-up and testing of such utilities, systems and equipment.
2.7.12.    Completion.
(a)    Substantial Completion and Punch List. Developer shall assist Architect and Tenant in conducting inspections and determining when the Project or a designated portion thereof is substantially complete. Developer shall prepare or cause to be prepared with the assistance of Architect and Tenant a list of minor incomplete or unsatisfactory items and a schedule for their completion (the “Punch List”). As used in this Agreement, “Substantial Completion” shall mean, and the Project shall be considered to be “Substantially Complete”, when: (i) the Project has been substantially completed in accordance with the Approved Plans; (ii) the Architect has issued a certificate of Substantial Completion in the form of AIA Form G704; (iii) the Punch List has been prepared and approved by Developer, Tenant and General Contractor, which approval shall not be unreasonably withheld, conditioned or delayed; (iii) all building and related permits, to the extent applicable, have been obtained in accordance with the Approved Plans and Applicable Legal Requirements; and (iv) a temporary or permanent certificate of occupancy has been issued by the Town of Northlake or other applicable governmental entity permitting Tenant to occupy Project (other than the Tenant-Contracted Improvements).
(b)    Completion of Punch List Items. To the extent applicable, after Architect certifies the date of Substantial Completion of the work, Developer shall coordinate the correction and completion of all remaining uncompleted work, including without limitation the work items specified in the Punch List. Developer shall prepare or cause to be prepared for Architect and Tenant a summary of the status of the Punch List items to be performed by each Contractor, listing changes in the Punch List attached to the previously issued certificate of Substantial Completion and recommending the time frame within which Contractor shall complete uncompleted items on the Punch List.
(c)    Final Completion. Following Architect’s issuance of a certificate of Substantial Completion for the Project or designated portion thereof and receipt of notification from the General Contractor that all Punch List items are complete, Developer shall evaluate the completion of the work of Contractor, including all items on the Punch List, and make recommendations to Architect and/or Tenant when work is ready for final inspection to determine whether Final Completion has occurred. As used in this Agreement, “Final Completion” shall mean, and the Project shall be considered to have achieved Final Completion, when: (i) Substantial Completion shall have occurred and all items on the Punch List have been completed, free of any mechanic’s or similar liens and to the sole satisfaction of Tenant all in compliance with the requirements of this Agreement, the Contract Documents and Applicable Legal Requirements (excluding any mechanic’s or similar liens relating to the design or construction of the Tenant-Contracted Improvements/FF&E); (ii) all project close-out documentation required under this Agreement, the Design Contracts, the Construction Contracts, the Work Letter and any applicable loan documents, including, without limitation, final lien waivers, have been delivered to Tenant and approved by the Tenant, which approval shall not be unreasonably withheld, conditioned or delayed; and (iii) General Contractor’s and all other Contractors’ obligations have been completed to such an extent that a proper notice of completion may be filed with the appropriate governmental authority, if applicable.
2.7.13.    Construction Documentation. Tenant shall negotiate, prepare and execute all Construction Contracts required for construction of the Project through Final Completion.
2.7.14.    [Intentionally deleted.]
2.7.15.    Guaranties and Warranties. As provided in Section 2.7.7, Developer shall assist Tenant in connection with the enforcement of applicable guarantees and warranties under the Contract Documents without payment of additional Developer Compensation. Developer shall not take any action or done anything which could limit the enforceability of such guarantees and warranties. This Section 2.7.15 shall survive the Term.
2.7.16.    Liens. If any Design Consultant, Contractor, supplier or any other party affiliated with or otherwise party to any contract with any Design Consultant, Contractor, Developer, Tenant or Landlord establishes a lien against the Project and/or the Property or the work done or materials supplied in connection with the Project, Developer shall, within ten (10) Business Days following the earlier of Developer’s receipt of notice from Tenant regarding such lien or the date on which Developer becomes aware of the lien, cause the lien to be discharged of record (either by obtaining and recording a lien discharge bond from a surety and in a form reasonably acceptable to Tenant, or otherwise causing such lien to be discharged of record) on behalf of and at the sole cost of Tenant (and without any obligation to spend Developer’s own funds).
2.7.17.    Delay Damages. If (a) Final Completion has not occurred on or before the Scheduled Completion Date as set forth in the Approved Project Schedule (as extended by days of delay caused by Force Majeure Events and/or any of the events listed in the definition of “Tenant Delay” in Section 2.6.3(a)), then subject to the limitation on liability set forth in Section 2.7.18, Developer shall pay liquidated damages in an amount equal to the excess, if any, of (a) $10,000.00 per day during the first sixty (60) days after the Scheduled Completion Date as set forth in the Approved Project Schedule (as extended as provided above) and $15,000.00 per day thereafter until the Developer achieves Final Completion, over (b) any amounts that are either paid by Contractors to Tenant as a result of such delay or are given by such Contractors as a credit to Tenant against amounts that would otherwise be owed buy Tenant to such Contractors as a result of such delay. The remedies set forth in this Section 2.7.17 (as limited by Section 2.7.18) are Tenant’s sole and exclusive remedies related to Developer’s failure to achieve Final Completion prior to the Scheduled Completion Date (as extended by days of delay caused by Force Majeure Events and/or any of the events listed in the definition of “Tenant Delay” in Section 2.6.3(a)) but shall not limit Tenant’s other rights and remedies in the event Developer breaches this Agreement. Developer will be subrogated to the rights of Tenant under each Construction Contract if and to the extent Developer is required to pay any amounts under this Section 2.7.17 and pursuant to the terms of such Construction Contract the Contractor is obligated to pay or provide a credit to Tenant for such amount. Tenant shall not amend any Construction Contract to reduce, modify or delete (nor shall Tenant waive) any obligation of the Contractor thereunder to pay or provide a credit to Tenant for such amount or if such amendment would otherwise prejudice or adversely affect Developer’s right of subrogation under this Section 2.7.17. For purposes of this Section 2.7.17, Developer agrees that under no circumstances will Developer assert that any “look-ahead” schedule, actual work progress schedule or schedule update prepared or published by or on behalf of Developer, or the review by Tenant of any such “look-ahead” schedule, actual work progress schedule, or schedule update, constitutes an extension of the Scheduled Completion Date or a waiver by Tenant of its right to enforce its rights under this Section 2.7.17 unless Tenant agrees in writing.
2.7.18.    Maximum Liability of Developer for Development Cost Overruns and Delay Damages. Notwithstanding anything herein to the contrary, the liability of Developer for (i) any amounts owed by Developer to Tenant under Section 2.7.5 plus (ii) any delay damages owed by Developer to Tenant under Section 2.7.17 shall not exceed, in the aggregate, the Additional Fee.
2.8.    Monthly Reporting. No later than the 15th day of each calendar month prior to Final Completion, Developer shall, at Developer’s cost, prepare and submit a monthly development report (“Monthly Report”) with respect to the Approved Project Budget as of the last day of the preceding calendar month, including the costs and expenses incurred prior to the last day of the preceding month and the amounts that are outstanding to be paid. All documents in each Monthly Report prepared by Developer shall be typewritten and shall not have any handwritten changes to dollar values. Any handwritten changes of a non-dollar nature shall be initialed and dated by the person who made the change. The Monthly Report shall be submitted in a form (a) reasonably satisfactory to Tenant, and (b) satisfactory to Landlord and any lender for the Project (with such additional information as such Landlord or lender may require). The Monthly Report shall be comprised of the following sections:
2.8.1.    A report regarding the progress of the development, which shall include, without limitation, (i) a brief narrative summary of the progress of the development, design and construction of any work to be accomplished in connection with this Agreement, including update of pre-development, entitlement, design, bidding, construction and schedule activities and issues and an update on meetings to be held with governmental officials and meetings of the Project construction team (which shall include the Tenant, Design Consultants and Contractors), (ii) that progress of the development as compared to the Approved Project Schedule and any recommendations for amendments to the Approved Project Schedule to reflect the most recent information related to the status of the Project and (iii) information with respect to the status of any Contractor defaults, work delays, major issues or other problems encountered in connection with the design and construction of the Project.
2.8.2.    A report regarding the status of Project Costs, Development Costs and Draw Requests, which shall include, without limitation, (i) a cost summary report prepared on a line item basis using the same budget categories set forth in the Approved Project Budget, indicating all actual Project Costs and Development Costs incurred to date compared to the budgeted costs set forth in the Approved Project Budget, together with an explanation for any variances, (ii) a summary-level narrative description of any major changes in the forecast of the cost of the Project from the prior month, (iii) a schedule summarizing the usage to date of the various contingency budgets set forth in the Approved Project Budget and indicating the value of contingency budgets remaining, (iv) a list of all invoices and amounts to be paid under the current draw request, (v) in the case of progress payments under the Contract Documents (or other applicable contracts), an application for payment on AIA Form G702/G703 prepared by General Contractor and Architect (who shall notarize) and Developer, which shall be accompanied by the materials General Contractor is required to submit pursuant to the Contract Documents (or other applicable contracts), (vi) copies of all other invoices Developer recommends should be paid from a current draw request as prepared and submitted by the Design Consultants, and other vendors, (vii) lien waivers (which may be (A) conditioned upon the payment of a specified sum of money to be paid from the proceeds of the current draw request, or (B) partial to the extent such waiver is intended to cover only a part of the work to be performed by General Contractor or the applicable subcontractor or to account for retainage) and a summary spreadsheet of all such lien waivers received to date from all Contractors and (viii) Developer’s certification that the information contained in the current Draw Request is true, complete and correct to Developer’s knowledge. During the construction of the Project, Developer shall arrange for monthly meetings from time to time at the Project site or via teleconferences to be attended by Developer and Tenant and their respective representatives (together with any construction lender and its representatives, if applicable) to discuss the status of the Project and review and consider the Draw Request to be submitted each month. Developer shall attempt to schedule the monthly meetings to follow the submission and receipt of the Monthly Reports, and shall also arrange for the attendance of the Design Consultants, General Contractor and, if requested by Tenant, other Contractors.
2.9.    Additional Reporting. Developer shall prepare and provide all other reports reasonably required by Landlord and any lender providing financing for the Project.
2.10.    Tenant’s Audit Rights. Developer will cooperate with, and at any time make all records available to, Tenant and any auditor, independent accountant, agent or other person designated from time to time by Tenant; provided that Tenant will conduct regular auditor’s inspections solely during normal business hours and upon five (5) Business Days’ prior written notice. Developer will promptly correct any weaknesses in internal control or errors in record keeping as may be identified by audit or otherwise. The cost of such audit will be borne by Tenant, subject to Section 12.7.

2.11.    Incidental or Ancillary Services. If requested by Tenant, Developer will perform reasonable services or tasks related, incidental or ancillary to the Services without any claim for additional compensation as long as such Services or tasks do not (a) require Developer to incur out-of-pocket costs in addition to the out-of-pocket costs otherwise incurred by Developer to perform the Services, (b) require Developer to continue performance under this Agreement beyond Final Completion; (c) delay the Scheduled Completion Date, or (d) cause Developer to incur any liability under Section 2.7.5 or Section 2.7.17.
2.12.    Limitations on Developer’s Authority. Except as expressly permitted hereby, Developer shall not, without the prior written consent of Tenant (which consent may be granted or withheld in the sole and absolute discretion of Tenant), do or permit to be done any of the following: (a) enter into, amend or modify any Design Contract or Construction Contract, (b) enter into any contracts, agreements or obligations with any of its Affiliates in connection with the Project, (c) amend or modify the Approved Project Budget, or (d) amend or modify the Approved Project Schedule.
2.13.    Developer’s Representative. Chris Jackson and/or such other persons designated by Developer from time to time shall act as the representatives of Developer (each, a “Developer’s Representative”). All communications or directives to be provided to Developer shall be given by Tenant to Developer’s Representative.

3.	TENANT’S OBLIGATIONS
3.1.    Project Information. Tenant shall provide information to Developer, on a timely basis, regarding Tenant’s requirements for the Project, including Tenant’s objectives, schedule, constraints, capital and financing requirements, special equipment, space needs, site requirements and other criteria throughout the development of the Project.
3.2.    Contracts with Project Team; Timely Decisions. Tenant shall execute separate written contracts with the Design Consultants and Contractors (to the extent required) (collectively, the “Project Team”), review and approve documents, and make and provide timely decisions on all matters brought to Tenant’s attention by Developer. Tenant hereby agrees and acknowledges that time is of the essence with respect to responding to decisions, consents and approvals requested under this Agreement, and Tenant shall respond to all requests for decisions, consents and approvals in a timely and prompt manner. Whenever either party hereto is requested hereunder to make a decision or to give its consent or approval to a matter, such party shall consider such decision, consent or approval in its sole and absolute discretion unless otherwise expressly provided herein.
3.3.    Payment Obligations. Tenant agrees that Tenant will provide, as and when necessary, all such amounts as are required to pay when due all current obligations of Tenant in connection with the construction of the Project in accordance with the terms of this Agreement, including all obligations of Tenant to Developer hereunder. Without limiting the foregoing, Tenant shall be responsible for the timely payment of the Developer Compensation (as defined in Section 4.4 below) and Draw Requests, as set forth in the Approved Project Budget. Developer shall in no event be required to advance any of its funds for the payment of any such fees, payments, charges, costs, or expenses or to perform the Services except as and to the extent otherwise provided in Section 2.7.5 with respect to Development Cost Overruns, as limited by Section 2.7.18.
3.4.    Tenant’s Representative. Jonathan Waite and/or or such other person designated by Tenant from time to time, shall act as the representative of Tenant (each, an “Tenant’s Representative”). Developer shall be entitled to rely on the approvals, consents and directions of the Tenant’s Representative, and all consents and approvals to be given by Tenant pursuant to this Agreement may be given by any Tenant’s Representative.
3.5.    Amendments to Documents. Unless Developer otherwise consents in writing, Tenant will not amend, modify, terminate or waive any of Tenant’s rights or the counterparty’s obligations under, the Lease, the Work Letter or the Contract Documents if such action would (a) cause Developer to incur any liability under Section 2.7.5 or Section 2.7.17, or (b) interfere with or adversely affect the performance of the Services required by Developer hereunder.
3.6.    Approvals by Landlord. Tenant, at its expense, (i) shall use commercially reasonable efforts to timely obtain all approvals of Landlord required under the terms of the Lease and Work Letter regarding the construction of the Project, including, without limitation, approval of the Approved Plans, the Approved Project Budget and the Contract Documents, and (ii) shall use commercially reasonable efforts to timely perform and comply with all covenants and conditions under the Lease as the tenant thereunder.

4.	COMPENSATION
4.1.    Development Fee. In consideration of Developer’s performance of the Services, subject to the further terms hereof, Tenant shall pay Developer a fee (the “Development Fee”) in an amount equal to three and one-quarter percent (3.25%) of all Development Costs paid pursuant to the Approved Project Budget (as the same may be increased by change orders permitted by Section 2.7.4 hereof). For the avoidance of doubt, the cost of any change orders not permitted by Section 2.7.4 and any Development Cost Overruns for which Developer is liable under Section 2.7.5 will not be deemed paid pursuant to the Approved Project Budget. The Development Fee shall be paid by Tenant to Developer in installments as follows:
4.1.1.    Upon and following the Construction Commencement Date, Tenant shall pay to Developer installments of the Development Fee equal to ninety percent (90.00%) of three and one-quarter percent (3.25%) of all Development Costs included in each Draw Request submitted by Developer to Tenant in accordance with the Approved Project Budget (as the same may be increased by change orders permitted by Section 2.7.4 hereof).
4.1.2.    Within ten (10) days after Final Completion, Tenant shall pay Developer the balance of the Development Fee.
4.2.    Oversight Fee. If Tenant requests in writing that Developer assume responsibility for completion of any Tenant-Contracted Improvements/FF&E then Tenant shall pay Developer a fee (the “Oversight Fee”) in an amount equal to two percent (2.00%) of all amounts paid to the Tenant-Contracted Parties performing the design or construction of the Tenant-Contracted

Improvements/FF&E pursuant to the Approved Project Budget. Such Oversight Fee shall be paid at the time such payments are made to such Tenant-Contracted Parties.
4.3.    Incentive Fee. In connection with the approval of the Project Commencement Items, Tenant currently intends to offer to Developer an incentive fee (the “Incentive Fee”); that would be payable to Developer if Final Completion occurs prior to the Scheduled Completion Date; however, the existence, character and amount of such Incentive Fee will be in Tenant’s sole and absolute discretion and will likely depend on the terms of the Project Commencement Items.
4.4.    Additional Fee. Tenant shall pay Developer the sum of Two Million Six Hundred Thousand Dollars ($2,600,000.00) as an additional fee (the “Additional Fee”, and collectively with the Development Fee, the Oversight Fee and the Incentive Fee, the “Developer Compensation”) for the performance of the Services as follows:
4.4.1.    Tenant shall pay Developer the Additional Fee in equal monthly installments (determined by dividing the Additional Fee by the number of months of construction until Final Completion set forth in the Approved Project Schedule) commencing on the Construction Commencement Date and continuing monthly thereafter with each Draw Request submitted by Developer to Tenant; provided, that ten percent (10.00%) of each such monthly installment of the Additional Fee shall be withheld and paid to Developer as provided in Section 4.4.2 below; provided further, that if Tenant acting reasonably and in good faith, determines that the amounts owed by Developer under Section 2.7.5 and Section 2.7.17 are reasonably likely to exceed the foregoing 10% retainage of the Additional Fee and Tenant provides Developer with a reasonably detailed explanation of the basis for such determination, then the retainage for the remaining installments of the Additional Fee shall be increased by an additional amount determined by Tenant to cover such anticipated additional amounts owed by Developer;
4.4.2.    Tenant shall pay Developer the remaining ten percent (10.00%) of the Additional Fee (and any additional retainage withheld under Section 4.4.1) within ten (10) days after Final Completion of the Project.
4.4.3.    If this Agreement is terminated by Tenant pursuant to Section 6.1 or by Developer pursuant to Section 6.3 Tenant shall pay Developer one hundred percent (100.00%) of the Additional Fee (or the remaining unpaid Additional Fee, as applicable) within 10 days after such termination becomes effective.
4.4.4.    If this Agreement is terminated by Tenant pursuant to Section 6.2 no further Additional Fee shall be earned or payable and Developer shall refund to Tenant any portion of the Additional Fee that has previously been paid. Accordingly, if Owner has delivered a notice of default to Developer pursuant to Section 6.2 then the Additional Fee shall not be payable until when and if Developer cures such default within the cure period, if any, set forth in Section 6.2.
4.5.    Emergency Matters. Developer shall be entitled to pay and be reimbursed (in addition to the Developer Compensation) for any amounts in connection with a bona fide emergency due to casualty or act of God that requires prompt action in order to preserve and protect the Project from imminent and significant harm, to assure the continued construction of the Project, or to protect the health and safety of persons located at the Property, provided that such circumstances render it unreasonable for Developer seek to obtain approval by Tenant of proposed actions by Developer to address such emergency (each, an “Emergency Matter,” and collectively, the “Emergency Matters”); provided, Developer’s authority to use funds without Tenant’s advance approval in the event of an Emergency Matter shall be limited to $10,000 in any one instance and $50,000 in the aggregate in any calendar year. As soon as practicable after any Emergency Matter (but in any case within 48 hours), Developer shall give written notice to Tenant with respect to such Emergency Matter, including reasonable detail of the circumstances surrounding such Emergency Matter and shall provide written evidence of any payments made in connection therewith.
4.6.    Form of Payment. Any references to dollar amounts in this Agreement shall be to United States Dollars, unless otherwise specified. All payments to Developer pursuant to this Agreement shall be made in United States Dollars in immediately available funds and paid to the bank account(s) within or outside the United States designated by Developer. Furthermore, any references to payments to Developer in this Agreement shall include payment by cash, check, wire or electronic funds transfer, or other method of payment commonly in use from time to time in the United States. Past-due amounts owed by Tenant to Developer or by Developer to Tenant under this Agreement shall bear interest from the due date until paid at the lesser of 18% per annum or the maximum rate of interest permitted by applicable law.

5.	INSURANCE AND INDEMNITY
5.1.    Required Insurance to Be Provided by Developer. During the term of this Agreement, Developer shall maintain in full force and effect, at Developer’s own expense, insurance coverage to include the following (the “Required Insurance”), and such additional coverages as may be required by Tenant, Landlord and/or lender:
5.1.1.    Workers’ Compensation and Employer’s Liability coverage with limits of $1,000,000.00 or as required by state law (whichever is greater), with respect to each of Developer’s employees who may carry out work contemplated by this Agreement. The Worker’s Compensation insurance shall be in strict accordance with the requirements of the most current and applicable state’s worker’s compensation insurance laws in effect at the time work commences;
5.1.2.    Commercial General Liability Insurance written on an “occurrence” basis and including, but not limited to, coverage for bodily injury, property damage, personal injury and/or advertising injury, products and completed operations, independent contractors, and blanket contractual liability. Coverage shall remain continuously in effect and without interruption for at least six (6) years from the date of commencement of the Services. The insurance shall have the following minimum limits of liability:
Bodily Injury and Property Damage - each occurrence    $3 million
Personal Injury and Advertising Injury-each occurrence    $3 million

General Aggregate per project                $5 million
Products/Completed Operations Aggregate            $3 million;
5.1.3.    Commercial Automobile Insurance with a combined single limit of not less than a $3,000,000 combined single limit of liability, covering all vehicles, including owned, non-owned, and hired vehicles;
5.1.4.    Errors and Omissions or Professional Liability Insurance written on a claims-made basis, including coverage for pollution liability (including coverage for environmental site investigations including drilling) with limits of not less than $5,000,000 combined single limit. Developer shall maintain such policies, without endangering aggregate limits at the above-stated minimums, for at least five (5) years after the expiration or termination of this Agreement; and
5.1.5.    Excess liability insurance coverage in umbrella form over the coverages required in Sections 5.1.1 (employer’s liability only) through 5.1.4 above, with limits of at least $5,000,000 per occurrence and in the aggregate, with the same inception and expiration dates as the underlying liability policies and with coverage no less broad than that in the primarily policies or program.
5.2.    Miscellaneous Requirements As To All Required Insurance:
5.2.1.    Insurance Company Ratings. The insurance company or companies selected by the Developer shall be acceptable to Tenant and have a minimum A.M. Best Financial Strength rating of A- and a minimum A.M. Best Financial Size Category of VIII. Coverage shall not be obtained from Lloyds of London or involve other forms of surplus lines insurance absent the express consent in writing of Tenant. If the rating of any insurance company from which the Developer has purchased insurance no longer meets the requirements set forth above, then Developer shall immediately replace them with an insurance company that does meet the requirement and provide Tenant with updated certificates of insurance or with written documentation that sets forth in detail the reasons why the insurance company in question should still be acceptable to Tenant, in which case the approval or disapproval of such insurance carrier shall be subject to Tenant’s sole and absolute discretion.
5.2.2.    Additional Insureds. The insurance coverages required in Sections 5.1.2, 5.1.3 and 5.1.5 shall name Tenant as an additional insured but coverage shall only apply to the extent that it arises in whole or in part from Developer’s act, error, omission, negligence or willful misconduct. Coverage of additional insured shall not include coverage for additional insured’s own negligence or the negligence of a third party unless: (a) the claim arises only in part due to the additional insured’s or a third party’s negligence, in which case the coverage shall be comparative and only be required to the extent the claim arises from the named insured’s act, error, omission, negligence or willful misconduct, and (b) the claim arises out of or results from bodily injury to, or sickness, disease or death of, any employee, agent or representative of Tenant.

5.2.3.    Minimum Limits. The amounts of Required Insurance shall establish the minimum limits of insurance required. If the limits are actually greater that those required herein, then Tenant shall be entitled to the full amount of available primary or excess insurance under Developer’s policies.
5.2.4.    Insurance Allocation Requirements. All Required Insurance in Sections 5.1.2 through 5.1.4 shall be PRIMARY AND/OR NON-CONTRIBUTORY as to any entity or person required to be an additional insured under this Agreement. Similarly, the excess/umbrella coverage required shall apply without required contribution from any excess or umbrella carriers of the Tenant. Developer is responsible for obtaining required policy language for each of the required policies in order to effectuate this intent. Thus, Tenant shall not be subject to the “other insurance” condition or other policy terms which conflict with this Agreement, it being the intent that the insurance policies of Developer and its agents, affiliates, or subcontractors shall be primary insurance and not contributory with any other insurance, even excess/umbrella coverage, that Tenant may have in effect.
5.2.5.    Deductibles and Self-Insured Retentions. All deductibles and/or self-insured retentions shall be at Developer’s sole risk and expense. The Required Insurance shall not have deductibles or self-insured retentions in an amount exceeding One Hundred Thousand Dollars ($100,000.00) per occurrence and in the aggregate. The combination of deductibles and/or self-insured retentions under primary Required Insurance and excess Required Insurance shall not exceed the cap of One Hundred Thousand Dollars ($100,000.00) per occurrence/aggregate.
5.2.6.    Certificates of Insurance and Policies. Upon signing this Agreement and upon each anniversary thereafter, Developer shall provide to Tenant “certificate/s of insurance” evidencing that the Required Coverages have been obtained, that they are in full force and effect, that the certificate/s have been approved by the Texas Department of Insurance or other appropriate regulatory authority, and identification of the insurance company’s name and policy number. The certificates shall also expressly confirm that (a) Tenant is an additional insured as required by this Agreement, (b) that all coverages are primary and non-contributory as to additional insureds, (c) that the policies do not exclude claims by one insured against another and that the policies contain severability of interest clauses, (d) that policies waive subrogation, and (e) that the limits of policies are at least equal to or greater than the limits required by this Agreement. The certificate shall also show the expiration date of each policy and provide that Tenant shall be given at least thirty (30) days prior written notice of any cancellation, non-renewal or modification in coverage. Failure of Tenant to request certificates of insurance does not constitute a waiver of the terms of this requirement. The acceptance of delivery by Tenant of any certificate of insurance or policies evidencing the required coverages and limits does not constitute approval or agreement by Tenant that the insurance requirements have been met or that the insurance policies shown in the certificates of insurance or delivered to Tenant are in compliance with the requirements of this Agreement.

5.2.7.    Copies of Required Policies To Be Made Available. Tenant is entitled, upon request and without expense, to receive within a reasonable time after the request actual copies of the policies and all endorsements thereto.
5.2.8.    Maintenance of Insurance Policies and Certificates. Developer will maintain records and files of all insurance coverage and certificates and policies of insurance required to be furnished hereunder by Developer and, upon request of Tenant, will provide Tenant with such records, files, certificates of such insurance and policies.
5.2.9.    Modification of Terms. Tenant may make a reasonable request for deletion, revision, or modification of particular policy terms, conditions, limitations or exclusions as to any of the policies required under this Agreement. Upon such request by Tenant, Developer shall exercise reasonable efforts to accomplish such changes in policy coverage, and the costs of such changes shall be determined on a case-by-case basis.
5.2.10.    Developer Not Released. Purchase of the aforementioned insurance in no way limits or releases Developer of its obligations or liabilities under this Agreement.
5.3.    Insurance Provided by Design Consultants, Contractors and Subcontractors. Tenant shall use commercially reasonable efforts to cause the Design Contracts, Construction Contracts and all subcontracts to include provisions requiring insurance that matches the Required Insurance and thus provides to Tenant insurance in compliance with the requirements in this Section.
5.4.    Indemnification.
5.4.1.    SUBJECT TO THE PROVISIONS OF SECTION 5.5 BELOW, TO THE FULLEST EXTENT PERMITTED BY LAW, DEVELOPER SHALL INDEMNIFY, DEFEND AND HOLD HARMLESS TENANT, AND ITS STOCKHOLDERS, MEMBERS, PARTNERS, DIRECTORS, OFFICERS, MANAGERS, EMPLOYEES, AGENTS AND AFFILIATES (EACH, INCLUDING TENANT, AN “TENANT INDEMNIFIED PARTY”) FROM AND AGAINST ANY AND ALL CLAIMS, ACTIONS, SUITS, PROCEEDINGS, LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES, INCLUDING REASONABLE ATTORNEYS’ FEES AND DISBURSEMENTS (“DAMAGES”), TO THE EXTENT ARISING OUT OF OR RESULTING FROM THE ACTS OR OMISSIONS OF DEVELOPER AND ITS DIRECTORS, OFFICERS, EMPLOYEES, CONTRACTORS, SUBCONTRACTORS AND AGENTS, WHICH CONSTITUTE NEGLIGENCE (BUT ONLY TO THE EXTENT OF DAMAGES CAUSED BY SUCH NEGLIGENCE), FRAUD, MALFEASANCE, BREACH OF FIDUCIARY DUTY, WILLFUL, RECKLESS OR CRIMINAL MISCONDUCT, A BREACH OF THIS AGREEMENT OR ANY ACTIONS OF DEVELOPER BEYOND THE SCOPE OF THE AUTHORITY CONFERRED UPON DEVELOPER HEREUNDER. DEVELOPER AGREES TO BE LIABLE FOR AND TO INDEMNIFY AND REIMBURSE THE TENANT INDEMNIFIED PARTIES FOR ALL REASONABLE LEGAL FEES AND DISBURSEMENTS PAID OR INCURRED TO ENFORCE THE PROVISIONS OF THIS SECTION 5.4.1. THE PROVISIONS OF THIS

SECTION 5.4.1 SHALL SURVIVE THE TERMINATION OR CANCELLATION OR COMPLETION OF THE SERVICES AND THIS AGREEMENT.
5.4.2.    SUBJECT TO THE PROVISIONS OF SECTION 5.5 BELOW, TO THE FULLEST EXTENT PERMITTED BY LAW, TENANT SHALL INDEMNIFY, DEFEND AND HOLD HARMLESS DEVELOPER AND ITS PARTNERS, MEMBERS, STOCKHOLDERS, MANAGERS, DIRECTORS, OFFICERS, EMPLOYEES, REPRESENTATIVES AND AGENTS (EACH, INCLUDING DEVELOPER, A “DEVELOPER INDEMNIFIED PARTY”) FROM AND AGAINST ANY AND ALL DAMAGES IN CONNECTION WITH THE PERFORMANCE BY DEVELOPER OF ITS DUTIES IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT, EXCEPT THAT THE OBLIGATION TO INDEMNIFY, DEFEND AND HOLD HARMLESS SHALL NOT APPLY IN THE CASE OF ANY DAMAGES TO THE EXTENT ARISING OUT OF OR RESULTING FROM ANY ACT OR OMISSION OF ANY DEVELOPER INDEMNIFIED PARTY THAT CONSTITUTES NEGLIGENCE, FRAUD, MALFEASANCE, BREACH OF FIDUCIARY DUTY, WILLFUL, RECKLESS OR CRIMINAL MISCONDUCT, A BREACH OF THIS AGREEMENT OR ACTION BEYOND THE SCOPE OF THE AUTHORITY CONFERRED UPON DEVELOPER HEREUNDER. TENANT AGREES TO BE LIABLE FOR AND TO INDEMNIFY AND REIMBURSE THE DEVELOPER INDEMNIFIED PARTIES FOR ALL REASONABLE LEGAL FEES AND DISBURSEMENTS PAID OR INCURRED TO ENFORCE THE PROVISIONS OF THIS SECTION 5.4.2. THE PROVISIONS OF THIS SECTION 5.4.2 SHALL SURVIVE THE TERMINATION OR CANCELLATION OR COMPLETION OF THE SERVICES AND THIS AGREEMENT.
5.4.3.    “Affiliate” means with respect to any party, any person or entity that controls, is controlled by or is under common control with such party. For the avoidance of doubt, neither Developer nor Landlord shall be deemed an “Affiliate” of Tenant for purposes of this Agreement.
5.5.    Waivers of Subrogation.
5.5.1.    TO THE FULLEST EXTENT PERMITTED BY LAW, DEVELOPER HEREBY WAIVES ANY AND ALL RIGHTS, CLAIMS (INCLUDING SUBROGATION CLAIMS), CAUSES OF ACTION OR RIGHTS OF RECOVERY, INCLUDING, BUT NOT LIMITED TO, CLAIMS BASED IN WHOLE OR IN PART ON THE SOLE AND/OR CONCURRENT NEGLIGENCE OF TENANT, STRICT AND/OR PRODUCTS LIABILITY, AND/OR MALICIOUS ACTS OR OMISSIONS OR GROSS NEGLIGENCE OF TENANT, AND FURTHER AGREES TO RELEASE TENANT FROM LIABILITY, FOR LOSS OR DAMAGE TO THE EXTENT SUCH LOSS OR DAMAGE IS COVERED BY VALID AND COLLECTIBLE INSURANCE IN EFFECT AT THE TIME OF SUCH LOSS OR DAMAGE AND THAT IN FACT PAYS OR INDEMNIFIES DEVELOPER FOR THE LOSS OR DAMAGE IN QUESTION.

5.5.2.    TO THE FULLEST EXTENT PERMITTED BY LAW, TENANT HEREBY WAIVES ANY AND ALL RIGHTS, CLAIMS (INCLUDING SUBROGATION CLAIMS), CAUSES OF ACTION OR RIGHTS OF RECOVERY, INCLUDING BUT NOT LIMITED TO CLAIMS BASED IN WHOLE OR IN PART ON THE SOLE AND/OR CONCURRENT NEGLIGENCE OF DEVELOPER, STRICT AND/OR PRODUCTS LIABILITY, AND/OR MALICIOUS ACTS OR OMISSIONS OR GROSS NEGLIGENCE OF DEVELOPER, AND RIGHT OF RECOVERY OR CAUSE OF ACTION, AND FURTHER AGREES TO RELEASE DEVELOPER FROM LIABILITY, FOR LOSS OR DAMAGE TO THE EXTENT SUCH LOSS OR DAMAGE IS COVERED BY VALID AND COLLECTIBLE INSURANCE IN EFFECT AT THE TIME OF SUCH LOSS OR DAMAGE AND THAT IN FACT PAYS OR INDEMNIFIES TENANT FOR THE LOSS OR DAMAGE IN QUESTION.
5.5.3.    Written notice of the terms of the above waivers shall be given to the insurance carriers of Tenant and Developer and the insurance policies shall be properly endorsed, if necessary, to prevent the invalidation of said policies by reason of such waivers. Tenant and Developer shall require inclusion in all policies of property insurance, general liability insurance and all other forms of insurance required by the terms of this Agreement a waiver by the insurer of all right of subrogation against Tenant and/or Developer, as applicable, in connection with any loss or damage thereby insured against.

6.	TERMINATION
6.1.    Termination by Tenant Without Cause. Tenant may terminate this Agreement by giving written notice to Developer (an “Election Notice”) if:
6.1.1.    the Project is taken in whole or in substantial or material part by condemnation or deed in lieu of condemnation;
6.1.2.    the Project or any substantial or material portion thereof shall be damaged or destroyed by fire or other casualty or any other cause and Tenant in its sole discretion determines that it is not commercially reasonable to continue development of the Project;
6.1.3.    all or substantially all of the Project is sold by Tenant to one or more bona fide third parties; provided, however that with respect to such a sale for less than substantially all of the Project, this Agreement shall only terminate with respect to the portion of the Project so sold; and provided, further, that Tenant’s purchase of the Project from Landlord, whether pursuant to the Purchase Option or otherwise, shall not be deemed a sale of the Project by Tenant for this purpose; or
6.1.4.    at any time, for any reason or no reason, Tenant elects terminate this Agreement.
The Election Notice shall specify the date upon which this Agreement shall terminate, which date shall be determined by Tenant in its sole and absolute discretion except that any Election Notice under Section 6.1.4 shall be delivered at least thirty (30) days prior to the specified termination date. Upon such termination pursuant to this Section 6.1, no party shall have any further rights or obligations hereunder other than those obligations which expressly survive the expiration or earlier termination of this Agreement, except Tenant shall pay to Developer (a) the portion of the total Development Fee and Oversight Fee payable pursuant to Sections 4.1 and 4.2 hereof with respect to actual portion of the Development Costs incurred under the Approved Project Budget as of the date of such termination, (b) the Additional Fee (or the remaining unpaid Additional Fee, as applicable) payable pursuant to Section 4.4.3 (without reduction for any amounts owed or that may become owing by Developer pursuant to Section 2.7.5 or Section 2.7.17), and (c) the amount of any outstanding Draw Requests due and payable by Tenant, and/or the amount of any costs or expenses that have been actually expended by Developer and/or Contractors as of the date of Tenant’s notice and would be due and payable pursuant to a timely future Draw Request (which shall be due and payable to Developer after such termination within thirty (30) days following Tenant s receipt of a Draw Request with respect thereto in accordance with the provisions of this Agreement). Except for Developer’s right to the payments described in the immediately preceding sentence, Developer shall not be entitled to any further Developer Compensation or other compensation in respect of the Development Fee or in any other respect pursuant to this Agreement if this Agreement is terminated pursuant to this Section 6.1. The express remedies of Developer set forth in this Section 6.1 shall be Developer’s sole and exclusive remedies for a termination of this Agreement by Tenant pursuant this Section 6.1. This Section 6.1 shall survive the termination of this Agreement.
6.2.    Termination by Tenant Upon Event of Default. Subject to the terms hereof, Tenant may terminate this Agreement upon the occurrence of any of the following events (each, an “Event of Default”):
6.2.1.    Developer failing to keep or perform any material covenant or material obligation of this Agreement other than Section 2.1.5, including without limitation, failure to perform the Services in accordance with the terms hereof, and such failure is not remedied by Developer within thirty (30) days after the delivery by Tenant to Developer of notice of such failure; provided, that if such failure is of a non-monetary nature and is of a nature that it cannot be reasonably cured within such thirty (30) day period, then such period shall be deemed to be extended for such additional period as may be reasonably required to remedy the failure, but in no event shall such additional remedy period extend beyond sixty (60) days from the date of delivery of the original notice of the same from Tenant to Developer; provided, further, that Developer commences and diligently pursues the cure of such failure in good faith within such original thirty (30) day-period, and, thereafter, continues to diligently pursue such cure in good faith;
6.2.2.    Developer failing to keep or perform its obligations under Section 2.1.5 of this Agreement, and such failure is not remedied by Developer within ten (10) days after the delivery by Tenant to Developer of notice of such failure;
6.2.3.    With respect to Developer: (a) Developer shall make an assignment for the benefit of creditors, commence (as the debtor) a case in bankruptcy, or commence (as the debtor) any proceeding under any other insolvency law; (b) a case in bankruptcy or any other proceeding under any other insolvency law is commenced against Developer (as the debtor) and is consented to by Developer or remains undismissed for ninety (90) days, or Developer consents to or admits the material allegations against it in any such case or proceeding; (c) a trustee, receiver, agent, liquidator or sequestrator (however named) is appointed or authorized to take charge of all or substantially all of the property of Developer for the purpose of enforcing a lien against such property or for the purpose of general administration of such property for the benefit of creditors and such appointment or authorization is consented to by Developer or is not overturned within ninety (90) days; or (d) Developer shall fail generally to pay Developer’s debts as they become due, or suffer any writ of attachment or execution or any similar process to be issued or levied against Developer or all or substantially all of Developer’s property which is not released, stayed, bonded or vacated within ninety (90) days after its issue or levy; or
6.2.4.    If any representation or warranty of Developer set forth in this Agreement shall be found not to be true and correct in any material respect and is not corrected or remedied by Developer within thirty (30) days after written notice thereof from Tenant, or if Developer commits fraud towards Tenant or the Project
Upon such termination pursuant to this Section 6.2, no party shall have any further rights or obligations hereunder other than those obligations which expressly survive the expiration or earlier termination of this Agreement, except: (a) Tenant shall pay to Developer (i) the portion of the total Development Fee and Oversight Fee payable pursuant to Sections 4.1 and 4.2 hereof with respect to actual portion of the Development Costs incurred under the Approved Project Budget as of the date of such termination, and (ii) the amount of any outstanding Draw Requests due and payable by Tenant, and/or the amount of any costs or expenses that have been actually expended by Developer and/or Contractors as of the date of Tenant’s notice and would be due and payable pursuant to a timely future Draw Request (which shall be due and payable to Developer after such termination within thirty (30) days following Tenant s receipt of a Draw Request with respect thereto in accordance with the provisions of this Agreement); and (b) no further Additional Fee shall be earned or payable and Developer shall refund to Tenant any portion of the Additional Fee that has previously been paid. Except for Developer’s right to the payments described in the immediately preceding sentence, Developer shall not be entitled to any further Developer Compensation or other compensation in respect of the Development Fee or in any other respect pursuant to this Agreement if this Agreement is terminated pursuant to this Section 6.2. If a court of competent jurisdiction or an arbitrator determines that Tenant wrongfully terminated this Agreement pursuant to this Section 6.2, then such termination shall be deemed to have occurred pursuant to Section 6.1.4 and the compensation to which Developer would be entitled with respect thereto shall be Developer’s sole remedy for such termination. This Section 6.2 shall survive the termination of this Agreement.
6.3.    Termination by Developer for Cause. Developer may terminate this Agreement upon the occurrence of any the following events:
6.3.1.    If Tenant fails to keep or perform any material covenant or material obligation of this Agreement and such failure is not remedied by Tenant within thirty (30) days after the delivery by Developer to Tenant of notice of such failure; provided, that if such failure is of a non-monetary nature and is of a nature that it cannot be reasonably cured within such thirty (30) day period, then such period shall be deemed to be extended for such additional period as may be reasonably required to remedy the failure, but in no event shall such additional remedy period extend beyond sixty (60) days from the date of delivery of the original notice from Developer to Tenant; provided, further, that Tenant commences and diligently pursues in good faith the cure of such failure within such original thirty (30) day-period, and, thereafter, continues to diligently pursue such cure in good faith; or
6.3.2.    With respect to Tenant: (a) Tenant shall make an assignment for the benefit of creditors, commence (as the debtor) a case in bankruptcy, or commence (as the debtor) any proceeding under any other insolvency law; (b) a case in bankruptcy or any other proceeding under any other insolvency law is commenced against Tenant (as the debtor) and is consented to by Tenant or remains undismissed for ninety (90) days, or Tenant consents to or admits the material allegations against it in any such case or proceeding; (c) a trustee, receiver, agent, liquidator or sequestrator (however named) is appointed or authorized to take charge of all or substantially all of the property of Tenant for the purpose of enforcing a lien against such property or for the purpose of general administration of such property for the benefit of creditors and such appointment or authorization is consented to by Tenant or is not overturned within ninety (90) days; or (d) Tenant shall fail generally to pay Tenant’s debts as they become due, or suffer any writ of attachment or execution or any similar process to be issued or levied against Tenant or all or substantially all of Tenant’s property which is not released, stayed, bonded or vacated within ninety (90) days after its issue or levy.
Upon such termination pursuant to this Section 6.3, no party shall have any further rights or obligations hereunder other than those obligations which expressly survive the expiration or earlier termination of this Agreement, except Tenant shall pay to Developer (a) the portion of the total Development Fee and Oversight Fee payable pursuant to Sections 4.1 and 4.2 hereof with respect to actual portion of the Development Costs incurred under the Approved Project Budget as of the date of such termination, (b) the Additional Fee (or the remaining unpaid Additional Fee, as applicable) payable pursuant to Section 4.4.3 (without reduction for any amounts owed or that may become owing by Developer pursuant to Section 2.7.5 or Section 2.7.17), and (c) the amount of any outstanding Draw Requests due and payable by Tenant, and/or the amount of any costs or expenses that have been actually expended by Developer and/or Contractors as of the date of Tenant’s notice and would be due and payable pursuant to a timely future Draw Request (which shall be due and payable to Developer after such termination within thirty (30) days following Tenant s receipt of a Draw Request with respect thereto in accordance with the provisions of this Agreement). Except for Developer’s right to the payments described in the immediately preceding sentence, Developer (A) shall not be entitled to any further Developer Compensation or other compensation in respect of the Development Fee or in any other respect pursuant to this Agreement if this Agreement is terminated pursuant to this Section 6.3, and (B) waives and releases Tenant from any claims, direct, indirect, or contingent, including any claims for loss of anticipated profits, the costs associated with redeploying employees or resources or any consequential damages, arising out of or relating to any termination of this Agreement pursuant to this Section 6.3. The express remedies of Developer set forth in this Section 6.3 shall be Developer’s sole and exclusive remedies for a termination of this Agreement by Developer pursuant this Section 6.3. Tenant and Developer acknowledge and agree that (A) the actual damages to be suffered by Developer as the result of any termination of this

Agreement pursuant to this Section 6.3 would be extremely difficult, if not impossible, to accurately determine, (B) the accelerated payment of the Additional Fee regardless of whether all Services have been performed and regardless of whether Substantial Completion or Final Completion have been achieved has been agreed upon by Tenant and Developer as a reasonable estimate of the damages to be suffered by Developer as the result of any such termination, and (C) the accelerated payment of the Additional Fee regardless of whether all Services have been performed and regardless of whether Substantial Completion or Final Completion have been achieved shall be deemed to be liquidated damages and not a penalty. Tenant and Developer acknowledge that they have read and understand the provisions of the foregoing liquidated damages provision and agree to be bound by its terms. This Section 6.1 shall survive the termination of this Agreement.
6.4.    Survival. The provisions of Sections 5.4, 5.5, 7, 8, 9, 10, 11, 12 and this Section 6 and any other Sections or paragraphs of this Agreement which by their terms expressly survive such termination or expiration, shall survive any termination or expiration of this Agreement, and continue in full force and effects in accordance with the terms of such Sections.
6.5.    Limitation on Certain Types of Liability. Neither Developer, Tenant nor their its Affiliates, nor any of their owners, principals, directors, officers, employees, agents or representatives will be liable for any consequential, indirect, incidental, special or similar damages suffered or incurred by any party, including without limitation, loss of use, profits, goodwill or savings, arising out of or in connection with this Agreement or the Project, whether such liability arises from any claim based upon contract, warranty, tort (including negligence), product liability or otherwise, even if such party has been advised in advance of the possibility of such loss or damage. Under no circumstances shall either Developer, its Affiliates nor any of its owners, principals, directors, officers, employees, agents or representatives be liable for exemplary or punitive damages

7.	OWNERSHIP OF DOCUMENTS
All written and/or electronic materials, reports, documents, drawings, and other work product that Developer or any third party prepares or assists in preparing or obtaining for the Project (including, without limitation the Approved Plans and any and all other architectural, structural, engineering or other construction drawings with regard to the Project) shall be and remain at all times the sole property of Tenant, subject to any limitations or restrictions on use or ownership in favor of parties other than Developer or its Affiliates set forth in such materials; provided, that the foregoing materials shall not include (i) [any appraisals or other economic evaluations of, or projections with respect to, the real estate market and development in which the Property is located, (ii) any documents, materials or information which are subject to attorney/client, work product or similar privilege, which constitute attorney communications with respect to the Property, Developer and/or any Affiliate of Developer, or which are subject to a confidentiality agreement in favor of parties other than Developer or its Affiliates, and (iii) any rights or goodwill related to the name “Stream,” “Stream Realty,” “Stream Realty Partners” or any derivative or form thereof, or to any mark associated with or material that includes any such name or any derivative or form thereof.

8.	CONFIDENTIALITY
Any and all knowledge, information, data, materials, and trade secrets gained, obtained, derived, produced, generated, or otherwise acquired by Developer with respect to the Project shall be confidential. Except as otherwise required in connection with the performance of the Services, Developer shall not divulge any confidential information to any third party without the prior written approval of the Tenant. No public announcements or press releases with respect to the Project shall be disseminated by Developer without the express prior written approval of Tenant. Submission or distribution of confidential information in connection with obtaining financing or governmental approvals for the Project or for similar purposes in connection with the Project, and which are required for Developer’s performance of the Services, is not to be construed as publication in derogation of the terms of this Section 8.

9.	STANDARD OF CARE
Except as otherwise expressly set forth herein, Tenant and Developer are free to compete with each other in connection with any other business opportunities or investments and shall have no obligation to account to each other for such activities. To the extent any standards of care regarding Developer’s performance of the Services under common law are inconsistent with, or would have the effect of modifying, limiting, or restricting, the express provisions of this Agreement: (a) the terms of this Agreement shall prevail; (b) this Agreement shall be interpreted in accordance with general principles of contract interpretation without regard to the common law principles of agency (except as expressly provided for in this Agreement); and (c) any liability between the parties shall be based solely on principles of contract law and the express provisions of this Agreement. In connection with the performance of Services under this Agreement, Developer shall act in a professional manner, consistent with the performance of a highly qualified service provider performing similar services for projects comparable to the Project.

10.	INDEPENDENT CONTRACTOR
10.1.    Independent Contractor. Developer is an independent contractor in the performance of the Services and that neither Developer nor Developer’s employees or subcontractors are servants, agents, employees, or representatives of Tenant. Developer shall determine, control and manage the means, methods and details of the Services under this Agreement, the manner in which the Services is to be done, the order in which the Services is done, the selection of employees and/or subcontractors and the coordination and fixing of their hours of labor. Developer shall retain control or direction of the manner and method of performance of the Services under this Agreement and Tenant shall have the right of review merely as to the result of the Services; provided, that Tenant shall at all times control the performance of the Contract Documents with assistance from Developer as part of the Services hereunder.
10.1.1.    “Independent Contractor” means a person or entity not acting as an employee and who, in the support of an independent business, undertakes to do specific work for another party or entity, using the independent person or entity’s means and methods without submitting himself or itself to the control of such other party or entity with respect to the details of the work, and who represents the will of such other party or entity only as to the result of his or its work and not as to the means by which it is accomplished.
10.1.2.    Nothing in this Agreement shall be construed as reserving to Tenant any right to exercise any control over or to direct in any respect the conduct or management of, Developer or any other contractor, professional or subcontractor engaged by Developer to perform the Services pursuant to this Agreement. The entire control and direction of Developer’s business and operations shall be and remain in Developer or its subcontractors.
10.1.3.    Developer assumes sole responsibility for all persons engaged or employed by Developer with respect to the Services, including but not limited to all subcontractors and their respective employees and agents.
10.1.4.    ANY PROVISIONS IN THIS AGREEMENT THAT MAY APPEAR TO GIVE TENANT THE RIGHT TO DIRECT DEVELOPER AND/OR ITS EMPLOYEES OR AGENTS AS TO THE MEANS, METHODS OR DETAILS OF THE SERVICES, THE ORDER OR MANNER IN WHICH THE SERVICES IS TO BE DONE OR TO EXERCISE A MEASURE OF CONTROL OVER THE SERVICES SHALL BE DEEMED TO MEAN THAT DEVELOPER AND/OR HIS EMPLOYEES OR AGENTS SHALL FOLLOW THE DESIRES OF TENANT IN THE QUALITY OF THE RESULTS OF THE SERVICES ONLY.
10.1.5.    Nothing in this Agreement is intended to, nor shall it be construed to create a partnership, agency, joint venture, employment or similar relationship.
10.1.6.    Tenant shall not be responsible for the direct payment of any withholding taxes, Social Security payments, payments under workmen’s compensation, insurance premiums for insurance maintained by Developer with respect to employees of Developer, or other fees or charges of any kind or nature relating to Developer’s employees, except as otherwise provided herein or in the Contract Documents. Developer certifies that it will deduct and pay over to the proper governmental authority any withholding taxes or similar assessments which an employer is to deduct and pay over with respect to Developer’s employees, and Developer accepts exclusive liability for any payroll taxes or contributions imposed by any federal, state, or other governmental authority, covering Developer’s agents or employees.

11.	REPRESENTATIONS AND WARRANTIES.
11.1.    Representations and Warranties of Tenant. In order to induce Developer to enter into this Agreement, Tenant does hereby make the following representations and warranties to Developer:
11.1.1.    Tenant is a duly organized and validly existing limited liability company, and in good standing, under the laws of the State of Delaware. Tenant is legally qualified to do business and in good standing under the laws of the State of Texas.

11.1.2.    This Agreement has been duly executed and delivered by Tenant and constitutes the legal, valid and binding obligation of Tenant enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject to general principles of equity.
11.1.3.    Tenant has full power and authority to enter into this Agreement and to carry out the transactions herein contemplated, and the undersigned officer or other signatory of Tenant has all necessary authority to execute and deliver this Agreement on behalf of Tenant.
11.1.4.    Neither the execution and delivery of this Agreement, nor the taking of any actions contemplated hereby, will conflict with or result in a breach of any of the provisions of, or constitute a default, event of default or event creating a right of acceleration, termination or cancellation of any obligation under, any instrument, note, mortgage, contract, judgment, order, award, decree or other agreement or restriction to which Tenant is a party or otherwise bound
11.2.    Representations and Warranties of Developer. In order to induce Tenant to enter into this Agreement, Developer does hereby make the following representations and warranties to Tenant:
11.2.1.    Developer is a duly organized and validly existing limited partnership, and in good standing, under the laws of the Texas.
11.2.2.    The Agreement has been duly executed and delivered by Developer and constitutes the legal, valid and binding obligation of Developer enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject to general principles of equity.
11.2.3.    Developer has full power and authority to enter into this Agreement and to carry out the transactions herein contemplated, and the undersigned officer of Developer has all necessary authority to execute and deliver this Agreement on behalf of Developer.
11.2.4.    Neither the execution and delivery of this Agreement, nor the taking of any actions contemplated hereby, will conflict with or result in a breach of any of the provisions of, or constitute a default, event of default or event creating a right of acceleration, termination or cancellation of any obligation under, any instrument, note, mortgage, contract, judgment, order, award, decree or other agreement or restriction to which Developer is a party or otherwise bound.
11.2.5.    To Developer’s Actual Knowledge, there are no claims, causes of action or other litigation or any judicial, administrative or investigative proceedings pending against Developer in respect of the ownership or operation of the Property or any part thereof (including, without limitation, with tenants, governmental authorities, utilities, contractors, adjoining land owners and suppliers of goods or services), and to Developer’s Actual Knowledge, there is no litigation or administrative proceeding pending or threatened against any other person that could materially and adversely affect the development and use of the Property for the purpose intended by this Agreement.
11.2.6.    To Developer’s Actual Knowledge, (a) the Property is properly zoned for the construction of the Project, (b) the construction and operation of the Project thereon as presently planned and contemplated will not violate any Applicable Legal Requirement, and (c) no right to construct or use the Project or the Property is to any extent dependent upon or related to any real estate other than the Property (other than easement estates that benefit the Property).
11.2.7.    Developer has received no written notice of violations of any Applicable Legal Requirements against or affecting the Property, or with respect to the operation thereof, which have not been previously complied with, nor to Developer’s Actual Knowledge is there any fact or circumstance which, if known to the appropriate authorities, would result in the issuance, of any such notice of violation.
11.2.8.    To Developer’s Actual Knowledge, (a) no condemnation of any portion of the Property, (b) no condemnation or relocation of any roadways abutting the Property, and (c) no denial of access to the Property from any point of access to the Property has commenced or is contemplated by any governmental authority.
As used in this Agreement, “Developer’s Actual Knowledge” shall mean the current, actual knowledge of Chris Jackson, Bob Hagewood and Albert Jarrell, without knowledge being imputed to such individual from any other Person; provided, however, that Developer represents and warrants to Tenant that said individuals are the individuals at a management or supervisory level within Developer who would, in the ordinary course of their responsibilities as employees or agents of Developer, receive notice from other agents or employees of Developer or from other Persons of any of the matters described in the representations and warranties in this Agreement. The named individuals are acting for and on behalf of Developer and in a capacity as officers or representatives of Developer and is in no manner expressly or implicitly making any representations or warranties in an individual capacity. Tenant waives any right to sue or seek any personal judgment or claim against any such individuals in connection with the representations made in this Agreement.

12.	MISCELLANEOUS
12.1.    Notices. Except as otherwise expressly provided herein, any notice, consent, demand, request, instruction, correspondence or other document required or permitted to be given under this Agreement shall be in writing and delivered (a) in person, (b) by a nationally recognized overnight courier service requiring acknowledgment of receipt of delivery, or (c) by facsimile, or email, to the parties’ addresses set forth below; provided, however, if the notice is sent by facsimile or email the transmitting party must also send a duplicate copy of the notice to the other party by one of the other methods permitted by clause (a) or clause (b) above. Notice shall be deemed given, received and effective on: (i) if given by personal delivery or courier service, the date of actual receipt by the receiving party, or if delivery is refused on the date delivery was first attempted; (ii) if given by email, the date on which the email is transmitted if sent during the transmitter’s normal business hours, or at the beginning of the next Business Day after transmission if sent at any time other than the transmitter’s normal business hours; and (iii) if given by facsimile, the date on which the facsimile is transmitted if confirmed by transmission report during the transmitter’s normal business hours, or at the beginning of the next Business Day after transmission if confirmed at any time other than the transmitter’s normal business hours; provided, however, if the notice is sent by facsimile or email the transmitting party must also send a duplicate copy of the notice to the other party by one of the other methods permitted by clause (a) or clause (b) above. The provisions above governing the date on which notice is deemed to be received and effective shall mean and refer to the date on which a party, and not its counsel or other recipient, is deemed to have received notice. Any party may change any address to which notice is to be given to it by giving notice as provided above of such change of address. The inability to deliver notice because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date such attempt was first made. The contrary notwithstanding, any notice given in a manner other than provided in this Agreement, that is actually received, shall be effective with respect to the recipient on receipt of the notice. Copies of all notices shall be given in accordance with the above as follows:
If intended for Tenant, delivered or addressed to:
Farmer Bros. Co.
20333 S. Normandie Ave.
Torrance, CA 90502
Attention: Legal Department
Facsimile: [___________]
Email: tmattei@farmerbros.com
and with a copy to:

Munsch Hardt Kopf & Harr, P.C.
3800 Ross Tower
500 N. Akard St.
Dallas, Texas 75201
Attention: William T. Cavanaugh, Jr.
Facsimile: (214) 978-4371
Email: ccavanaugh@munsch.com
If intended for Developer, delivered or addressed to:

Stream Realty Partners-DFW, L.P.
2001 Ross Avenue, Suite 2800
Dallas, Texas 75201
Attention: Chris Jackson
Facsimile: (214) 267-0404
Email: cjackson@streamrealty.com

and with a copy to:

Vinson & Elkins L.L.P.

2001 Ross Avenue, Suite 3700
Dallas, Texas 75201
Attention: Glenn Koury
Facsimile: (214) 999-7829
Email: gkoury@velaw.com
Either party hereto may change its address for notices hereunder by notice of such change to the other party hereto in the manner hereinabove provided.
12.2.    No Partnership. Nothing in this Agreement contained shall constitute, or be construed to constitute or create a partnership, joint venture, or lease between the parties or to give either party any right to participate in any manner in any other project in which the other party or any of its Affiliates has an interest.
12.3.    Landlord as Third Party Beneficiary; No Other Third Party Beneficiaries. Landlord is an express third party beneficiary of all provisions of this Agreement that grant rights to Tenant or impose obligations upon Developer for the benefit if Tenant. Except as provided in the immediately preceding sentence, this Agreement is for the benefit of Tenant and Developer and shall not create any third party beneficiary rights.
12.4.    Applicable Law; Jurisdiction; Waiver of Trial by Jury.
12.4.1.    Applicable Law; Jurisdiction. This Agreement and the rights of the parties hereunder shall be governed by and interpreted in accordance with the laws of the State of Texas, without regard to its conflict of law provisions. Each party to this Agreement consents to the jurisdiction of any federal or state court within the State of Texas having proper venue and also consents to service of process by any means authorized by Texas or federal law.
12.4.2.    Waiver of Trial by Jury. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (1) ARISING UNDER THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION THEREWITH, OR (2) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL IN THE STATE OF TEXAS WITHOUT A JURY.
12.5.    Further Instruments. Each party hereto shall execute and deliver all such other documents and instruments and take such other action as the other party may reasonably request and as may be necessary to make this Agreement fully and legally effective, binding and enforceable as between the parties hereto and as against third parties.
12.6.    Time. Time is of the essence of this Agreement. The time in which any act under this Agreement is to be done shall be computed by excluding the first day and including the last day. If the last day of any time period stated herein shall fall on a Saturday, Sunday or legal holiday, then the duration of such time period shall be extended so that it shall end on the next succeeding day which is not a Saturday, Sunday or legal holiday. Unless preceded by the words “business” or “Business” the word “day” shall mean a calendar day. The phrase “Business Days” shall mean those days on which the state courts of Dallas County, Texas are open for business.
12.7.    Attorneys’ Fees. In the event of any controversy, claim or dispute between the parties affecting or relating to the purposes or subject matter of this Agreement, the prevailing party shall be entitled to recover from the other party all of its reasonable expenses, including reasonable attorneys’ and accountants fees, including in any bankruptcy or appellate proceeding.
12.8.    Interpretation.
12.8.1.    The headings and captions herein are inserted for convenient reference only, and the same shall not limit or construe the paragraphs or sections to which they apply or otherwise affect the interpretation hereof.
12.8.2.    All personal pronouns used in this Agreement, whether used in the masculine, feminine, or neuter gender, shall include all other genders, and the singular shall include the plural, and vice versa.
12.8.3.    The terms “hereby,” “hereto,” “herein,” “hereunder,” and any similar terms shall refer to this Agreement, and the term “hereafter” shall mean after, and the term “heretofore” shall mean before, the Effective Date.
12.8.4.    The terms “include,” “including” and similar terms shall be construed as if followed by phrase “without being limited to”.
12.8.5.    No term or provision of this Agreement shall be construed against or interpreted to the disadvantage of any party hereto by any governmental authority by reason of such party having or being deemed to have structured, dictated, or drafted such provision. This Agreement is the joint product of the review and comment of both parties hereto. The parties agree that this Agreement shall not be construed for or against either party hereto on the basis of authorship thereof.
12.8.6.    Except as otherwise expressly provided herein, and any other agreements or documents referenced herein, this Agreement contains the entire agreement and understanding of the parties in respect to the subject matter hereof, and the same may not be amended, modified, or discharged, nor may any of its terms be waived, except by an instrument in writing signed by the parties to be bound thereby. No failure by Developer or Tenant to insist upon strict performance of any covenant, agreement, term, or condition of this Agreement, or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any subsequent breach of such covenant, agreement, term, or condition of this Agreement, and no breach thereof shall be waived, altered, or modified except by written instrument. No waiver of any breach shall affect or alter this Agreement, but each and every covenant, agreement, term, or condition of this Agreement shall continue in full force and effect with respect to any other existing or subsequent breach thereof.
12.8.7.    Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Applicable Legal Requirement, but if any provision of this Agreement shall be prohibited by or unenforceable or invalid under any Applicable Legal Requirement, such provision shall, as to such prohibition, unenforceability, or invalidity be severed and ineffective to the extent thereof, without it invalidating the remaining provisions of this Agreement or affecting the validity or enforceability hereof.
12.9.    Assignment; Binding Effect. Developer hereby consents to the assignment by Tenant of all its right, title and interest hereunder to Landlord if and to the extent Landlord is entitled to such assignment pursuant to the terms of the Lease, Landlord assumes all of Tenant’s duties and obligations under this Agreement from and after the date of such assignment, and written notice of such assignment and assumption is provided to Developer. Except as provided in the immediately preceding sentence, neither Tenant nor Developer may assign or otherwise transfer this Agreement or its rights or obligations hereunder without the prior written consent of the other party hereto. This Agreement shall be binding upon, and inure to the benefit of and be enforceable by, the parties hereto and their respective permitted successors and assigns, with the same effect as if mentioned in each instance where the party hereto is named or referred to.
12.10.    Relationship Between Landlord and Tenant. Developer acknowledges that the relationship between Landlord and Tenant is that of landlord and tenant only, such that Landlord is not an agent of Tenant and Tenant is not an agent of Landlord.
12.11.    Counterparts. This Agreement and any document or instrument executed pursuant hereto may be executed in any number of counterparts (including by facsimile or other electronic transmission), each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Signature pages may be detached from the counterparts and attached to a single copy of this Agreement to physically form one document.
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IN WITNESS WHEREOF, Tenant and Developer have executed this Agreement as of the day and year first written above.
Developer:

STREAM REALTY PARTNERS-DFW, L.P.,
a Texas limited partnership

By:    Belland-McVean-Jackson Interests II, L.L.C.,
a Texas limited liability company,
its General Partner

By:    /s/Chris Jackson
Name:    Chris Jackson
Title:    Member

Tenant:

FARMER BROS. CO.,
a Delaware corporation

By:    /s/ Barry Fischetto
Name:    Barry Fischetto
Title:    Senior Vice President

EXHIBIT A

EXHIBIT B

EXHIBIT C

EXHIBIT D